                                                                   EXHIBIT 2.1

                          AGREEMENT and PLAN OF MERGER
                                    between
                          MID STATES BANCSHARES, INC.
                                      and
                         BANC ONE ILLINOIS CORPORATION
                                and joined in by
                              BANC ONE CORPORATION

                     TABLE OF CONTENTS TO MERGER AGREEMENT

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
RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

Section  1. Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
Section  2. Name . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
Section  3. Business . . . . . . . . . . . . . . . . . . . . . . . . . .      3
Section  4. Effective Time of Merger; Articles of Incorporation  . . . .      3
Section  5. Effect of Merger . . . . . . . . . . . . . . . . . . . . . .      4
Section  6. Liabilities upon Merger; Service of Process  . . . . . . . .      4
Section  7. Conversion of Shares . . . . . . . . . . . . . . . . . . . .      5
Section  8. Board of Directors; Employees; and Name Change;  . . . . . .      8
Section  9. Stock Options and Employee Benefits  . . . . . . . . . . . .      9
Section 10. Undertakings of the Parties  . . . . . . . . . . . . . . . .      9
Section 11. Dissenting Shareholders  . . . . . . . . . . . . . . . . . .     15
Section 12. Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . .     16
Section 13. Representations and Warranties of BANC ONE . . . . . . . . .     17
Section 14. Representations and Warranties of BANC ONE ILLINOIS  . . . .     28
Section 15. Representations and Warranties of MID STATES . . . . . . . .     29
Section 16. Action by MID STATES Pending Effecting Time  . . . . . . . .     41
Section 17. Action by BANC ONE Pending Effective Time  . . . . . . . . .     45
Section 18. Conditions to Obligations of BANC ONE and
              BANC ONE ILLILNOIS . . . . . . . . . . . . . . . . . . . .     46
Section 19. Conditions to Obligations of MID STATES  . . . . . . . . . .     48
Section 20. Conditions to Obligations of All Parties . . . . . . . . . .     51
Section 21. Indemnification  . . . . . . . . . . . . . . . . . . . . . .     52
Section 22. Non-Survival of Representations and Warranties . . . . . . .     55
Section 23. Governing Law  . . . . . . . . . . . . . . . . . . . . . . .     55
Section 24. Assignment . . . . . . . . . . . . . . . . . . . . . . . . .     55
Section 25. Satisfaction of Conditions; Termination  . . . . . . . . . .     56
Section 26. Waivers; Amendments  . . . . . . . . . . . . . . . . . . . .     59
Section 27. Entire Agreement . . . . . . . . . . . . . . . . . . . . . .     60
Section 28. Captions; Counterparts . . . . . . . . . . . . . . . . . . .     60
Section 29. Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .     60

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     62

    EXHIBIT A - MID STATES Subsidiaries List
    EXHIBIT B - Form of Plan of Merger
    EXHIBIT C - Form of Undertaking by Affiliates
    EXHIBIT D - Opinion of Counsel for MID STATES
    EXHIBIT D - Opinion of Counsel for BANC ONE and BANC ONE ILLINOIS

                          AGREEMENT and PLAN OF MERGER
                          ----------------------------

AGREEMENT and PLAN OF MERGER dated May 25, 1993 (hereinafter called the "Merger Agreement"), between Mid States Bancshares, Inc. (hereinafter called "MID STATES") and BANC ONE ILLINOIS CORPORATION (hereinafter called "BANC ONE ILLINOIS") and joined in by BANC ONE CORPORATION (hereinafter called "BANC ONE").


                                  WITNESSETH:

MID STATES is a corporation duly organized under the laws of the State of Delaware. Its principal office is located at 506 15th Street, Moline, Rock Island County, Illinois. As of March 31, 1993, MID STATES had authorized capital stock consisting of 750,000 shares of common stock with par value of $5.00 per share ("MID STATES Common"), 311,560 of which shares were issued and outstanding and 3,040 of which were shares of treasury stock owned by MID STATES. Except as set forth in Exhibit A hereto, MID STATES owns, beneficially and of record, all of the issued and outstanding capital stock of the bank listed in Exhibit A hereto (the "Bank") and of the corporations listed in Exhibit A hereto (the "Companies"). The Bank and the Companies are hereinafter referred to collectively as the "Subsidiaries" and each, sometimes, as a "Subsidiary."

BANC ONE ILLINOIS is a corporation duly organized under the laws of the State of Illinois. Its principal office is located at One East Old State Capitol Plaza, Springfield, Sangamon County, Illinois. As of March 31, 1993, BANC ONE ILLINOIS had capital stock of $100 divided into 100 shares of common stock with par value of $1.00 per share ("BANC ONE ILLINOIS Common") all of which were issued and outstanding. As of March 31, 1993, BANC ONE ILLINOIS had surplus of $130,063,525 and undivided profits, including capital reserves, of $170,656,325 and total consolidated assets of $3,025,537,402. BANC ONE ILLINOIS is a wholly owned subsidiary of BANC ONE.

BANC ONE is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio. As of March 31, 1993 BANC ONE had capital stock of $1,551,467,000, divided into 600,000,000 shares of common stock, without par value ("BANC ONE Common"), 258,798,094 of which shares of BANC ONE Common were issued and outstanding and none of which were shares of treasury stock owned by BANC ONE, and 35,000,000 shares of preferred stock without par value, of which 287,536 were issued and outstanding as Class B Convertible, no par value shares, and 5,000,000 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock. As of March 31, 1993, BANC ONE had surplus of $2,776,022,000 undivided profits, including capital reserves, of $1,676,013,000, and total consolidated assets of $69,705,594,000.

The respective Boards of Directors of MID STATES, BANC ONE ILLINOIS and BANC ONE have each approved this Merger Agreement and the consummation of the transactions hereby and have approved the execution and delivery of this Merger Agreement. This Merger Agreement provides for the merger of MID STATES with and into BANC ONE ILLINOIS upon the terms and conditions of this Merger Agreement (the "Merger"). BANC ONE ILLINOIS will be the surviving corporation of the Merger. From and after the Effective Time, as defined in Section 4 of this Merger Agreement, and as and when required by this Merger Agreement, BANC ONE will issue shares of BANC ONE Common in exchange for all of the issued and outstanding shares of MID STATES Common (excluding any shares held by MID STATES as treasury shares). It is understood by each of the parties hereto that BANC ONE seeks, as a result of the Merger, to acquire MID STATES, the Bank and the Companies and all of their respective operating assets and liabilities. Subject to the terms and conditions of this Merger Agreement, all parties will exert their reasonable best efforts to obtain such regulatory approvals and to effect such other actions as are necessary or appropriate to consummate the Merger. Except as may be required upon application of Section 7(e) of this Merger Agreement, BANC ONE will issue not more than 616,888 shares of BANC ONE Common in connection with the transactions contemplated by this Merger Agreement.

In consideration of the premises, MID STATES, BANC ONE and BANC ONE ILLINOIS hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

 1. Merger.  Subject to the terms and conditions hereinafter set forth, MID
    ------
    STATES shall be merged with and into BANC ONE ILLINOIS pursuant to and in accordance with applicable provisions of the Illinois Business Corporation Act of 1983, as amended (the "Illinois BCA") and the General Corporation Law of the State of Delaware (the "Delaware GCL").

 2. Name.  The name of the surviving corporation (hereinafter called the
    ----
    "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) shall be "BANC ONE ILLINOIS CORPORATION."

 3. Business.  The business of BANC ONE ILLINOIS as the Surviving Corporation
    --------
    shall be that of a bank holding company. The Surviving Corporation shall exist by virtue of, and be governed by the laws of the State of Illinois and shall have its principal office at One East Old State Capitol Plaza, Springfield, Illinois.

4.  Effective Time of Merger; Articles of Incorporation.  The Merger shall
    ---------------------------------------------------
    become effective upon the later to occur of (a) issuance by the Secretary of State of the State of Illinois of a certificate of merger with respect thereto as provided in applicable provisions of the Illinois BCA and (b) the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

    Attached to this Merger Agreement as Exhibit B is a Plan of Merger (the "Plan of Merger") containing certain of the terms of this Merger Agreement, which shall be set forth in substantially the form of such Exhibit B (as the "plan of merger" with respect to the Merger referred to in Section
    11.25 and the other applicable provisions of the Illinois BCA) in the Articles of Merger filed by MID STATES and BANC ONE ILLINOIS with the Secretary of State of the State of Illinois in order to make the Merger effective.

    The Articles of Incorporation of BANC ONE ILLINOIS in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the By-Laws of BANC ONE ILLINOIS in effect as of the Effective Time shall be the By-Laws of the Surviving Corporation.

 5. Effect of Merger.  At the Effective Time, the separate corporate existence
    ----------------
    of MID STATES and BANC ONE ILLINOIS, respectively, shall, as provided in applicable provisions of the Illinois BCA and the Delaware GCL, be merged into and continued in BANC ONE ILLINOIS as the Surviving Corporation, which shall be deemed to be the same corporation as MID STATES and BANC ONE ILLINOIS. All rights, franchises and interests of MID STATES and BANC ONE ILLINOIS, respectively, in and to every type of property, real, personal and mixed, and choses in action, shall be transferred to and vested in BANC ONE ILLINOIS as the Surviving Corporation by virtue of the Merger without any deed or other transfer in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by MID STATES and BANC ONE ILLINOIS, respectively, at the Effective Time, as provided in applicable provisions of the Illinois BCA and Delaware GCL.

 6. Liabilities upon Merger; Service of Process.  The Surviving Corporation
    -------------------------------------------
    shall be responsible for all of the liabilities of every kind and description of MID STATES and BANC ONE ILLINOIS existing as of the Effective Time, including, but not limited to, employment agreements and severance agreements, except as may be specifically provided otherwise in this Merger Agreement.

    The filing with the Delaware Secretary of State of an appropriate certificate of merger or other appropriate document as required by the Delaware GCL shall operate as a consent by the Surviving Corporation that it may be sued and served with process in the State of Delaware in any suit, action or proceeding for the enforcement of any obligation or liability of MID STATES or BANC ONE ILLINOIS including any amount payable to any dissenting shareholder; as the consent by the Surviving Corporation to service upon and by the Secretary of State of the State of Delaware as agent of the Surviving Corporation to accept service of process in any such suit, action or proceeding for the enforcement of any such obligation or liability; and as an appointment by the Surviving Corporation of Willard Bunn III, whose address is One East Old State Capitol Plaza, Springfield, Illinois 62701 as agent of the Surviving Corporation for service of process in any action, suit or proceeding to enforce any such obligation or liability of MID STATES or BANC ONE ILLINOIS, to whom the

    Secretary of State of the State of Delaware may mail a copy of any such process served upon the Secretary of State of the State of Delaware.

 7. Conversion of Shares.
    --------------------
    (a)  At the Effective Time:

         (i) Each of the not more than 311,560 shares of MID STATES Common that shall be issued and outstanding immediately prior to the Effective Time (excluding any shares held by MID STATES as treasury shares) shall thereupon and without further action be converted into 1.98 shares of BANC ONE Common, subject, however, to (A) the anti-dilution provisions of Sections 7(e) of this Merger Agreement and (B) provisions set forth in Section 7(c) herein relative to fractional shares (the "Exchange Rate").

         (ii) The 100 shares of BANC ONE ILLINOIS Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of common stock without par value of the Surviving Corporation.

         (iii) All of the shares of MID STATES Common held by MID STATES as treasury shares immediately prior to the Effective Time shall be cancelled and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of BANC ONE Common.

    (b) At the Effective Time, stock issued by reason of the Merger shall be allocated to the shareholders of record of MID STATES as of the Effective Time with such shares of BANC ONE Common to be equal to the number of shares of MID STATES Common outstanding immediately prior to the Effective Time multiplied by the Exchange Rate as calculated pursuant to Section 7(a). Such allocation of BANC ONE Common for each share of MID STATES Common held of record at the Effective Time made on the basis of the Exchange Rate is subject to limitations relative to fractional shares as set forth in Section 7(c) herein and to adjustments pursuant to the anti-dilution provisions of Section 7(e).

    (c) No certificate for fractional shares of BANC ONE Common will be issued by BANC ONE in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of MID STATES Common shall, upon surrender of the certificate or certificates representing such MID STATES Common, be paid cash, without interest, by BANC ONE for such fractional shares on the basis of the BANC ONE Average Price (as hereinafter defined). The BANC ONE Average Price shall mean the average of the closing prices of BANC ONE Common on the New York Stock Exchange ("NYSE") during the Valuation Period (as hereinafter defined) in The Wall Street Journal for NYSE Composite Transactions. The term
            -----------------------
         "Valuation Period" shall mean the ten consecutive NYSE trading days ending on the sixth NYSE trading day immediately prior to the proposed Effective Time, as designated by BANC ONE pursuant to Section 10(c) of this Merger Agreement.

    (d) At the Effective Time, holders of certificates formerly representing shares of MID STATES will tender such certificates to BANC ONE and subject to the provisions set forth above relating to fractional shares, BANC ONE, or BANK ONE, INDIANAPOLIS, N.A., as Exchange Agent for BANC ONE, will distribute to the holders of certificates formerly representing shares of MID STATES Common in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of MID STATES Common the certificate(s) for shares of BANC ONE Common in accordance with the Exchange Rate. Each certificate formerly representing MID STATES Common (other than certificates representing shares of MID STATES Common subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common and cash for fractional shares into which such shares have been converted, except, however, and notwithstanding the foregoing, that, until such surrender of the certificate or certificates formerly representing shares of MID STATES Common, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time, the holders of certificates formerly representing shares of MID STATES Common shall cease to have rights with respect to such shares (except such rights, if any, as they may have as dissenting shareholders), and except as aforesaid, their sole rights shall be to exchange said certificates for shares of BANC ONE Common and cash for fractional shares in accordance with this Merger Agreement.

         Certificates representing shares of MID STATES Common surrendered for cancellation by each shareholder entitled to exchange shares of MID STATES Common for shares of BANC ONE Common by reason of the Merger shall be appropriately endorsed or accompanied by such appropriate instruments of transfer as BANC ONE may reasonably require; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing shares of MID STATES Common for transfer (i) evidence to the reasonable satisfaction of BANC ONE that any such certificate has been lost, wrongfully taken or destroyed, (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate of MID STATES Common.

    (e) If prior to the Effective Time BANC ONE or MID STATES shall (i) declare a stock dividend upon or subdivide, split up, reclassify or combine its shares of common stock; or (ii) declare a dividend or make a distribution on its common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made in the Exchange Rate.

 8. Board of Directors; Employees; and Name Changes.  The directors of BANC ONE
    -----------------------------------------------
    ILLINOIS immediately prior to the Effective Time, together with MID STATES director Thomas H. Robinson, shall serve as the directors of the Surviving Corporation immediately following the Effective Time and until the next annual meeting of shareholders at which their respective successors are elected and qualified. The officers and employees of the Surviving Corporation immediately following the Effective Time shall be the officers and employees of BANC ONE ILLINOIS immediately before the Effective Time with each such person to hold the same office in the Surviving Corporation as held by such person in BANC ONE ILLINOIS. The directors, officers and employees of the Subsidiaries immediately following the Effective Time shall be the directors, officers and employees of the respective Subsidiaries immediately before the Effective Time.

    MID STATES will cooperate with BANC ONE in the procurement of requisite corporate and regulatory approvals and will use its reasonable best efforts to take such other steps as are appropriate and necessary to effect changes in the name of each of the Subsidiaries to include the words "BANK ONE" or "BANC ONE" so that such name changes will become effective at the Effective Time.

9.  Stock Options and Employee Benefits.
    -----------------------------------

    (a) As of the date of the Merger Agreement, there are no outstanding and unexercised stock options for shares of MID STATES Common.

    (b) All employee benefit programs of MID STATES and the Subsidiaries will be terminated, grandfathered or merged in BANC ONE benefit plans and programs will be made available and applicable to the employees of MID STATES and the Subsidiaries following the Effective Time and shall be as described in and governed by a Benefits Letter Agreement dated May 24, 1993, pertaining to benefits between MID STATES and BANC ONE (the "Benefits Agreement") or in the Second Benefits Letter Agreement dated May 24, 1993 pertaining to employee issues between MID STATES and BANC ONE (the "Second Benefits Agreement").

10. Undertakings of the Parties.  MID STATES, BANC ONE ILLINOIS and BANC ONE
    ---------------------------
    further agree as follows:

    (a) This Merger Agreement and the Plan of Merger shall be submitted to the shareholders of MID STATES for approval at a meeting to be called and held in accordance with applicable law and the Certificate of Incorporation and By-Laws of MID STATES. Such shareholders' meeting will be scheduled to be held approximately 30 days following the mailing by MID STATES of its proxy statement to its shareholders promptly following the effective date of the registration statement to be filed by BANC ONE with the Securities and Exchange Commission (the "SEC") as provided in Section 10(d). MID STATES and BANC ONE will cooperate with each other in order to facilitate the preparation, filing and clearance of the registration statement and the proxy statement under Federal and State securities laws to be used with respect to such shareholders' meeting and the exchange of shares as contemplated by this Merger Agreement.

    (b) BANC ONE will promptly prepare and file an application (believed in good faith by BANC ONE to be substantially complete in form and substance) to the Board of Governors of the Federal Reserve System

         (the "Board") under appropriate provisions of Section 3 of the Bank Holding Company Act of 1956, as amended, and an application to the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner") under appropriate provisions of the Illinois Bank Holding Company Act of 1957, as amended, for prior approval of the proposed acquisition of MID STATES and/or the Subsidiaries by BANC ONE and/or BANC ONE ILLINOIS. MID STATES will furnish BANC ONE such information, appropriate representations and documents as may be reasonably requested by BANC ONE in connection therewith. BANC ONE will use its reasonable best efforts to cause such applications to be approved by the Board and the Illinois Commissioner, respectively, and to obtain such other regulatory consents and approvals as may be necessary to facilitate the Merger and will provide MID STATES and its counsel with an opportunity to review drafts of all such applications and to comment on the portions of such applications that contain information about MID STATES. BANC ONE will provide MID STATES and its counsel with copies of the public portions of all such applications as filed, together with correspondence to or from the Board and Illinois Commissioner related thereto.

    (c) After receipt of the Board's prior approval of BANC ONE's and BANC ONE ILLINOIS' acquisition of MID STATES, after approval of the acquisition by the Illinois Commissioner, and after the approval of the shareholders of MID STATES, as provided in Section 10(a), BANC ONE shall designate the date as of which BANC ONE desires the Merger to become effective and the Effective Time shall occur at the time and on the date so designated, subject to Section 24 of this Merger Agreement. In no event will the date designated by BANC ONE as the Effective Time be sooner than the day following the day on which all approvals of the Board and the Illinois Commissioner have been received and any required waiting periods with respect thereto have expired, nor will the date designated by BANC ONE as the Effective Time be later than 31 days following the date at which all approvals of the Board and the Illinois Commissioner have been received and any required waiting periods with respect thereto have expired.

    (d) BANC ONE will prepare and file with the SEC and use its reasonable best efforts to cause to become effective, a registration statement, including the related prospectus and proxy statement referred to in
         Section 10(a), above ("Proxy Statement"), and any required amendments thereto or supplements to any prospectus contained therein, relating to the exchange of BANC ONE Common contemplated by this Merger Agreement. Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). BANC ONE shall use its reasonable best efforts to have the shares of BANC ONE Common qualified or exempted from qualification under all applicable state securities laws as soon as possible. In the event that a stop order has been issued, or threatened, by the SEC, that suspends or would suspend the effectiveness of the registration statement, BANC ONE shall use its reasonable best efforts to promptly remove, or cause not to be issued, any such stop order.

    (e) BANC ONE and/or BANC ONE ILLINOIS will assume and pay all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by BANC ONE shall include (i) all legal and other expenses and taxes incurred by BANC ONE incident to the consummation of the Merger contemplated by this Merger Agreement,
         (ii) all legal and other expenses incurred by BANC ONE incident to the preparation and filing of the applications to the Board, the Illinois Commissioner, and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by this Merger Agreement, and (iii) all legal and other expenses, if any, incurred in connection with the registration of BANC ONE Common under the Federal and State securities laws. The expenses to be assumed and paid by BANC ONE and/or BANC ONE ILLINOIS shall not include any legal or other expenses incurred by MID STATES in the negotiation of the Merger, the examination or review of documents for its own benefit, in connection with its own corporate proceedings or to any investment banker or advisor for services rendered on its behalf. BANC ONE will pay the expenses of reproducing the Proxy Statement. MID STATES shall be responsible for its legal and accounting fees associated with the Proxy Statement, including the expenses and fees to Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") with respect to any opinion expressed with respect to the fairness of the Merger from a financial point of view and/or the Exchange Rate to the holders of MID STATES Common (the
         "DLJ Fairness Opinion"). Any fees and expenses assumed and paid by BANC ONE and/or BANC ONE ILLINOIS pursuant to this Section 10(e), whether directly or indirectly incurred, shall not reduce or otherwise effect the Exchange Rate.

    (f) All information furnished by one party to another party in connection with this Merger Agreement (whether before or after the date of this Merger Agreement) and the transactions contemplated hereby which is regarded by such furnishing party as confidential (and is so designated not later than the time of delivery or the date of this Merger Agreement) will be kept confidential by such other party and will be used only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information (i) is already known to such other party when received,
         (ii) thereafter becomes lawfully obtainable from other sources, otherwise than in violation of this paragraph or similar duties or provisions regarding confidentiality, or (iii) is, in the reasonable opinion of legal counsel for BANC ONE, required to be disclosed in any document filed with the SEC, the Board, the Illinois Commissioner or any other governmental agency or authority. The provisions of this Merger Agreement supersede and shall serve to terminate any Confidentiality Agreement between the parties.

    (g) BANC ONE will provide MID STATES and its counsel with copies of all filings made by BANC ONE with the SEC under the Securities Exchange Act of 1934, as amended, (the "1934 Act") and the 1933 Act and the respective rules and regulations of said Commission thereunder at the time such filings are made at any time prior to the Effective Time.

    (h) BANC ONE and BANC ONE ILLINOIS will furnish to MID STATES all information concerning BANC ONE and BANC ONE ILLINOIS reasonably required by MID STATES in connection with the preparation of proxy solicitation materials for use in soliciting proxies in connection with the meeting of MID STATES' shareholders called for the purpose of voting on the Merger and will promptly advise MID STATES if BANC ONE determines that any of such information is or becomes false or misleading in any material respect. MID STATES will furnish to BANC ONE all information concerning MID STATES and the Subsidiaries reasonably required by BANC ONE in connection with BANC ONE's preparation of the registration statement (including the related prospectus) and any required amendments or supplements thereto, or in connection with other filings by BANC ONE relating to the registration of its shares and will promptly advise BANC ONE if MID STATES determines that any such information is or becomes false or misleading in any material respect.

    (i) No press release or other public disclosure of matters related to this Merger Agreement or any of the transactions contemplated hereby shall be made by MID STATES or BANC ONE unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

    (j) Prior to the Effective Time, BANC ONE will vote all the shares of BANC ONE ILLINOIS to approve and adopt the proposal to merge BANC ONE ILLINOIS and MID STATES at a meeting of the shareholders of BANC ONE ILLINOIS held for such purpose or by means of a unanimous written consent of BANC ONE ILLINOIS shareholders adopted in lieu of a meeting to approve the Merger and approve this Merger Agreement.

    (k) For not less than the two-year period immediately following the Effective Time, BANC ONE shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the 1933 Act.

    (l) Each of BANC ONE, BANC ONE ILLINOIS and MID STATES will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

    (m) MID STATES will use its reasonable best efforts to cause each person who, in the joint opinion of counsel for BANC ONE and MID STATES is at the Effective Time or was, at the time of MID STATES' shareholders' meeting referred to in Section 10(a) hereof, an "affiliate" of MID STATES (as that term is used in Rules 144 and 145 promulgated by the SEC under the 1933 Act), to execute and deliver to BANC ONE the written undertakings in the form attached hereto as Exhibit C.
                                                             ---------

    (n) BANC ONE will initiate a pre-acquisition investigation and review of the books, records and facilities of MID STATES and its Subsidiaries and will complete such pre-acquisition investigation not later than 60 days following the date of this Merger Agreement. BANC ONE shall advise MID STATES at the conclusion of such pre-acquisition investigation of all matters then known to BANC ONE which BANC ONE shall in good faith determine to be either (i) inconsistent in any material and adverse respect with any of the representations and warranties of MID STATES contained in this Merger Agreement or (ii), in the reasonable judgment of the Board of Directors of BANC ONE, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of MID STATES and the Subsidiaries on a consolidated basis or (y) to deviate materially and adversely from MID STATES' audited financial statements for the year ended December 31, 1992. BANC ONE shall have the right to terminate this Merger Agreement as set forth in Section 24(c) and supplemented by the MID STATES Disclosure Letter (as hereinafter defined).

    (o) MID STATES will initiate a pre-acquisition investigation and review of the books, records and facilities of BANC ONE and its subsidiaries and will complete such pre-acquisition investigation not later than 10 business days following the date of this Merger Agreement. MID

         STATES shall advise BANC ONE at the conclusion of such pre-acquisition investigation of all matters then known to MID STATES which MID STATES shall in good faith determine to be either (i) inconsistent in any material and adverse respect with any of the representations and warranties of BANC ONE contained in this Merger Agreement or (ii) in the reasonable judgment of the Board of Directors of MID STATES, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of BANC ONE and its subsidiaries on a consolidated basis or (y) to deviate materially and adversely from BANC ONE's audited financial statements for the year ended December 31, 1992. MID STATES shall have the right to terminate this Merger Agreement as set forth in Section 24(d) and supplemented by the BANC ONE Disclosure Letter (as hereinafter defined).

    (p) In addition to BANC ONE's pre-acquisition investigation of MID STATES and its Subsidiaries and MID STATES' pre-acquisition investigation of BANC ONE and its subsidiaries, BANC ONE and MID STATES shall each provide the other with adequate opportunity to conduct such further reviews and examinations of the business, properties and conditions (financial and otherwise) of the other as BANC ONE and MID STATES, respectively, shall deem prudent, provided that such investigations shall not interfere unreasonably with the normal operations of the party being reviewed.

    (q) BANC ONE will use its reasonable best efforts to cause the shares of BANC ONE Common to be issued to the shareholders of MID STATES pursuant to this Merger Agreement to be listed on the NYSE as of the Effective Time.

11. Dissenting Shareholders.  Shareholders of MID STATES Common who do not vote
    -----------------------
    their shares in favor of the Merger and otherwise perfect applicable dissenters' rights will be entitled to dissenters or appraisal rights pursuant to applicable provisions of the Delaware GCL.

12. Tax Opinion.  BANC ONE and MID STATES shall use their respective reasonable
    -----------
    best efforts to obtain from Vedder, Price, Kaufman & Kammholz and cause to be included in the registration statement a written opinion addressed to, among others, MID STATES, its shareholders and BANC ONE, that, based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by this Merger Agreement, for Federal income tax purposes:

    (a) The merger of MID STATES into BANC ONE ILLINOIS, pursuant to this Agreement, will constitute a reorganization within the meaning of
         Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. MID STATES, BANC ONE ILLINOIS and BANC ONE will each be considered "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

    (b) No gain or loss will be recognized by MID STATES upon the transfer of the assets and liabilities to BANC ONE ILLINOIS in exchange for the shareholders of MID STATES receiving BANC ONE Common;

    (c) No gain or loss will be recognized by BANC ONE ILLINOIS upon the receipt of the assets and liabilities of MID STATES in exchange for the shareholders of MID STATES receiving BANC ONE Common;

    (d) The tax basis of the assets of MID STATES in the hands of BANC ONE ILLINOIS will be the same as the tax basis of such assets in the hands of MID STATES immediately prior to the transfer;

    (e) The holding period of the assets of MID STATES transferred to BANC ONE ILLINOIS will include the period during which such assets were held by MID STATES prior to the transfer;

    (f) No gain or loss will be recognized by the shareholders of MID STATES upon the receipt of BANC ONE Common in exchange for their shares of MID STATES (disregarding for this purpose of any cash received upon exercise of dissenters' rights or in lieu of the receipt of fractional shares);

    (g) The tax basis of the BANC ONE Common (including any fractional share interests to which they may be entitled) received by the shareholders of MID STATES will be the same as the tax basis of the MID STATES shares exchanged therefor; and

    (h) The holding period of the BANC ONE Common received by the shareholders of MID STATES will include the holding period of the MID STATES shares exchanged therefor, provided that at the time of the exchange the MID STATES shares were held as capital assets.

13. Representations and Warranties of BANC ONE.  BANC ONE represents and
    ------------------------------------------
    warrants to MID STATES that, except as set forth in BANC ONE's disclosure letter to MID STATES dated May 24, 1993 and delivered to MID STATES not later than the time of the execution of this Merger Agreement (the "BANC ONE Disclosure Letter"), and except as otherwise indicated below:

    (a) BANC ONE is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or on the ability of such party to consummate the transactions contemplated hereby, and BANC ONE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and its subsidiaries. BANC ONE is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of BANC ONE. As of March 31, 1993, the authorized capital stock of BANC ONE consisted of
         (i) 600,000,000 shares of BANC ONE Common Stock without par value, of which a total of 258,798,094 shares were issued and outstanding and none of which were shares held by BANC ONE as treasury stock and (ii) 35,000,000 shares of preferred stock without par value, of which 287,536 shares were issued and outstanding as Class B Convertible, no par value shares, and 5,000,000 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock. All of the issued and outstanding shares of BANC ONE's capital stock are duly authorized, validly issued, fully paid, nonassessable and subject to no pre-emptive rights. Subject only to obtaining the required regulatory approvals, BANC ONE is, and at all times after the date of this Merger Agreement to and including the Effective Time will be, authorized to effect the Merger under applicable law.

    (b) BANC ONE has furnished to MID STATES copies of the following financial statements relating to BANC ONE and its consolidated subsidiaries:
         (i) the audited Consolidated Balance Sheets of BANC ONE as of December 31, 1992 and 1991 and the Consolidated Statements of Income, Shareholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by Coopers & Lybrand, independent auditors together with the notes thereto; and (ii) the unaudited Consolidated Balance Sheet of BANC ONE as at March 31, 1993 and the unaudited Consolidated Statements of Income and Shareholders' Equity for the period then ended, together with the notes thereto. Each of the aforementioned financial statements present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of BANC ONE as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since March 31, 1993, there has not been any change in the financial condition, results of operations or business of BANC ONE and its subsidiaries that has had a material adverse effect on the financial condition or results of operations of such party and its subsidiaries, taken as a whole, or on the ability of such party to consummate the transaction contemplated hereby (a "Material Adverse Effect"). Since March 31, 1993, BANC ONE has issued approximately 13,378,000 additional shares of BANC ONE Common.

    (c) The Boards of Directors of BANC ONE and BANC ONE ILLINOIS have duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by said Merger Agreement. No authorization of this Merger Agreement or of the transactions hereby contemplated is required by the shareholders of BANC ONE. BANC ONE and BANC ONE ILLINOIS have all requisite power and authority to enter into this Merger Agreement and, after its vote of the shares of BANC ONE ILLINOIS in favor of the Merger as contemplated by Section 10(j), BANC ONE and BANC ONE ILLINOIS will have the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding and enforceable obligation of each of BANC ONE and BANC ONE ILLINOIS and this Merger Agreement and the consummation of the Merger have been duly authorized and approved on behalf of BANC ONE and BANC ONE ILLINOIS by all requisite corporate action. Provided the required approvals are obtained from the Board and the Illinois Commissioner, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANC ONE or BANC ONE ILLINOIS is subject, any contract, agreement or instrument to which BANC ONE or BANC ONE ILLINOIS is a party or by which BANC ONE or BANC ONE ILLINOIS is bound or committed, or the Articles of Incorporation or Regulations of BANC ONE or the Articles of Incorporation or By-Laws of BANC ONE ILLINOIS, or constitute an event which with the lapse of time or action by a third party, could, to the best of BANC ONE's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE or BANC ONE ILLINOIS or upon any of the stock of BANC ONE or BANC ONE ILLINOIS or adversely affect the ability of BANC ONE to consummate the transactions contemplated hereby, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a Material Adverse Effect.

    (d) The reserve for possible loan and lease losses shown on the March 31, 1993 Consolidated Balance Sheet of BANC ONE and its subsidiaries is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1993.

    (e) Except as disclosed in the financial statements referred to in Section 13(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of BANC ONE and its executive officers, overtly threatened, against or affecting BANC ONE or any of its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of BANC ONE or its subsidiaries and, if so resolved, would have a Material Adverse Effect or materially impair its ability, or that of BANC ONE ILLINOIS, to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of BANC ONE and its executive officers, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against BANC ONE or any of its subsidiaries based upon the wrongful action or inaction of BANC ONE or any of its subsidiaries or any of their respective officers, directors or employees.

    (f) At the Effective Time and on such subsequent dates when the former shareholders of MID STATES surrender their MID STATES share certificates for cancellation, the shares of BANC ONE Common to be exchanged with former shareholders of MID STATES will have been duly authorized and validly issued by BANC ONE and will be fully paid and nonassessable and subject to no pre-emptive rights.

    (g) BANC ONE and each of its subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its subsidiaries and all other assets and properties reflected in BANC ONE's Consolidated Balance Sheet as of March 31, 1993 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1993). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as noted in said Consolidated Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a Material Adverse Effect. BANC ONE and its subsidiaries as lessees have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by BANC ONE and its subsidiaries.

    (h) To the best of the knowledge after due inquiry of BANC ONE and its executive officers, BANC ONE and its subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom has not had and will not have a Material Adverse Effect. Neither BANC ONE nor any of its subsidiaries is in default under, and no event has occurred which, to the best of BANC ONE's knowledge, after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a Material Adverse Effect.

    (i) BANC ONE and BANC ONE ILLINOIS have not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby, except for fees associated with the provision of the DLJ Fairness Opinion, for which BANC ONE and/or BANC ONE ILLINOIS may be obligated by operation of law as a result of the Merger.

    (j) Each pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plan maintained by or covering employees of BANC ONE or any subsidiary of BANC ONE other than a multiemployer plan (for purposes of this paragraph hereinafter referred to collectively as the "Plans") which purports to be a qualified plan under Section 401(a) of the Code is so qualified. All of the Plans which constitute employee pension benefit or employee welfare benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered. BANC ONE has no knowledge of any circumstances which would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA, would result or have resulted in liability under Title IV of ERISA or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in
         Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Plans and which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Treasury, the Department of Labor or any multiemployer plan. Those Plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Code and ERISA and the assets of such Plans equal or exceed the present value of accrued benefits on a termination basis under such Plans as of the most recent plan valuation date. There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the PBGC, Department of Treasury, Department of Labor or any multiemployer plan.

    (k) BANC ONE and/or its subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation, sales and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by BANC ONE or its subsidiaries up to the date hereof. All of the foregoing returns are true and correct in all material respects, and BANC ONE and its subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest, additions to tax, and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the BANC ONE Disclosure Letter) claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might materially and adversely affect BANC ONE and its subsidiaries, except for those being contested in good faith and summarized in the BANC ONE Disclosure Letter. BANC ONE and its subsidiaries have paid or made adequate provision in their financial statements or on their books and records for all taxes payable in respect of all periods ending on or before the date hereof. BANC ONE and its subsidiaries have, or at the Effective Time will have, no liability for any taxes, interest, additions to tax, or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of BANC ONE and its subsidiaries as of the Effective Time or are being contested in good faith and have, if material, been summarized in the BANC ONE Disclosure Letter.

    (l) BANC ONE and its subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to BANC ONE and its subsidiaries.

    (m) Neither the Proxy Statement nor the related registration statement nor any amendment or supplement thereto that is filed with the SEC in connection with the transactions contemplated hereby (except for any information which has been or shall be supplied by MID STATES for inclusion in the Proxy Statement and registration statement and is so included as so supplied) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement at the time it becomes effective and at the time of MID STATES' shareholders' meeting) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The registration statement and any amendments or supplements thereto that are filed with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

    (n) No employee of BANC ONE or any of its subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. BANC ONE is unaware of any efforts during the past five years to unionize or organize any employees of BANC ONE or any of its subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of BANC ONE's knowledge, threatened against BANC ONE or any of its subsidiaries which claim has had or is reasonably likely to have a Material Adverse Effect.

    (o) To the actual knowledge of BANC ONE and its executive officers: (i) with respect to any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by BANC ONE or any of its subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
         (S)(S) 9601 et seq. ("CERCLA"), the Resource Conservation and
         Recovery Act, 42 U.S.C. (S)(S) 6901 et seq. ("RCRA"), the Clean Water Act, 33 U.S.C. (S)(S) 1251 et seq. ("CWA"), or the Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq. ("CAA"), as each is amended from time to time, or any other federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority relating to health or safety or environmental protection (such statutes, ordinances, regulations, orders, rulings and decisions, together, "Environmental Laws"); (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against BANC ONE or any of its subsidiaries under any Environmental Law; (iii) neither BANC ONE nor any of its subsidiaries is responsible in any material respect under any Environmental Law for any release by any person at or in the vicinity of real property of any Contaminant, caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment (collectively "Release"); (iv) neither BANC ONE nor any of its subsidiaries is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) BANC ONE and each of its subsidiaries are, in all material respects, in compliance with all applicable Environmental Laws; and (vi) no real property owned or used by BANC ONE or any of its subsidiaries contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or
         (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (p) BANC ONE and/or its subsidiaries (i) have surveyed the facilities where BANC ONE and its subsidiaries conduct their businesses including, without limitation, automatic teller machines (collectively, the "BANC ONE Facilities") for compliance with the Americans with Disabilities Act and the regulations issued thereunder (collectively, "ADA"); (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing BANC ONE Facilities (collectively, the "BANC ONE Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) will finalize action plans for automatic teller machines ("ATMs") upon clarification by the

         Architectural and Transportation Barriers Compliance Board ("ATBCB");
         (iv) have developed or will develop schedules for BANC ONE Barrier removal from BANC ONE Facilities in such action plans so that BANC ONE Barrier removal will be complete on January 26, 1992 or as soon as practicable thereafter; and (v) have removed all BANC ONE Barriers in BANC ONE Facilities or will cause all BANC ONE Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to BANC ONE Facilities undertaken after January 26, 1992 comply with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Effective January 26, 1992, all plans and designs for new construction to be utilized by BANC ONE and its subsidiaries comply with ADA and ADAAG. To the best of BANC ONE's knowledge, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against BANC ONE and/or its subsidiaries in connection with BANC ONE Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

    (q) The statements made in the BANC ONE Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of BANC ONE under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the BANC ONE Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

    (r) BANC ONE has filed all reports, statements, forms and documents with the SEC that it was required to file since December 31, 1988 (the "SEC Filings"), all of which have complied in all material respects with all applicable requirements of the 1933 Act and the 1934 Act. As of their respective dates, each such SEC Filing did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

14. Representations and Warranties of BANC ONE ILLINOIS.  BANC ONE ILLINOIS
    ---------------------------------------------------
    represents and warrants to MID STATES that, except as set forth in the BANC ONE Disclosure Letter, and except as otherwise indicated below:

    (a) BANC ONE ILLINOIS is a corporation duly organized and validly existing under the laws of the State of Illinois, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Illinois together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have a Material Adverse Effect, and BANC ONE ILLINOIS has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it and its subsidiaries. The authorized capital stock of BANC ONE ILLINOIS is, and at the Effective Time will be, 100 shares of common stock, $1.00 par value, of which 100 shares are issued and outstanding, all of which are owned by BANC ONE free and clear of all liens, security interests or other encumbrances.

    (b) The Board of Directors of BANC ONE ILLINOIS has authorized execution of this Merger Agreement and approved the acquisition of MID STATES as contemplated by said Merger Agreement. BANC ONE ILLINOIS has all requisite power and authority to enter into this Merger Agreement and, after approval of the Merger by BANC ONE, the sole shareholder of BANC ONE ILLINOIS, BANC ONE ILLINOIS will have the authority to consummate the transactions contemplated hereby. Subject to shareholder approval, this Merger Agreement constitutes the valid and legally binding obligation of BANC ONE ILLINOIS and this Merger Agreement and the consummation hereof have been duly authorized and approved on behalf of BANC ONE ILLINOIS by all requisite corporate action.
         Subject to shareholder approval and provided the required approvals are obtained from the Board and the Illinois Commissioner, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANC ONE ILLINOIS may be subject, any contract, agreement or instrument to which BANC ONE ILLINOIS is a party or by which BANC ONE ILLINOIS is bound or committed, or the Articles of Incorporation or By-laws of BANC ONE ILLINOIS, or constitute an event which with the lapse of time or action by a third party, could to the best of BANC ONE ILLINOIS' knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE ILLINOIS or adversely affect the ability of BANC ONE ILLINOIS to consummate the transactions contemplated hereby.

15. Representations and Warranties of MID STATES.  MID STATES represents and
    --------------------------------------------
    warrants to BANC ONE that, except as set forth in MID STATES' disclosure letter to BANC ONE dated May 25, 1993 and delivered to BANC ONE not later than the time of the execution of this Merger Agreement (the "MID STATES Disclosure Letter"), and except as otherwise indicated below:

    (a) MID STATES is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in all jurisdictions where it is both required to so qualify and where the failure to so qualify would have a Material Adverse Effect, and MID STATES has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and the Subsidiaries. MID STATES is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of MID STATES. As of March 31, 1993, the authorized capital stock of MID STATES consisted of 750,000 shares of MID STATES Common, 311,560 of which shares were issued and outstanding and 3,040 of which were treasury shares owned by MID STATES. All of the issued and outstanding shares of MID STATES Common are duly authorized, validly issued, fully paid and nonassessable and none are issued in violation of the pre-emptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind related to MID STATES' capital stock.

    (b) MID STATES has furnished to BANC ONE copies of the following financial statements relating to MID STATES and the Subsidiaries on a consolidated basis: (i) the audited Consolidated Balance Sheet of MID STATES as of December 31, 1992 and 1991, and the Consolidated Statements of Income, Stockholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by McGladrey & Pullen, Certified Public Accountants; and (ii) the unaudited Consolidated Balance Sheet of MID STATES as at March 31, 1993 and the unaudited Consolidated Statements of Income and Cash Flows for the period then ended, together with the notes thereto.
         Each of the aforementioned financial statements presents fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of MID STATES as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since March 31, 1993, there has not been any change in the financial condition, results of operations or business of MID STATES and the Subsidiaries that has had a Material Adverse Effect.

    (c) The Board of Directors of MID STATES has duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by the Merger Agreement and will recommended it to the MID STATES shareholders for adoption. Subject to the approval by the shareholders of MID STATES and the contemplated regulatory approvals, this Merger Agreement constitutes the valid, legally binding and enforceable obligation of MID STATES and MID STATES has all requisite power and authority to enter into this Merger Agreement and MID STATES has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which MID STATES is subject, any contract, agreement or instrument to which MID STATES is a party or by which MID STATES is bound or committed, or the Certificate of Incorporation or By-Laws of MID STATES, or constitute an event which with the lapse of time or action by a third party, could, to the best of MID STATES' knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of MID STATES or upon any of MID STATES' capital stock; except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a Material Adverse Effect.

    (d) The reserve for possible loan and lease losses shown on the March 31, 1993 Consolidated Balance Sheet of MID STATES and its Subsidiaries is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1993.

    (e) Except as disclosed in the financial statements referred to in Section 15(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of MID STATES and its executive officers, overtly threatened, against or affecting MID STATES or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority which is reasonably likely to be resolved adversely to the interest of MID STATES or its Subsidiaries and, if so resolved, would have a Material Adverse Effect, and to the best of the knowledge and belief after due inquiry of MID STATES and its executive officers, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against MID STATES or any of the Subsidiaries based upon the wrongful action or inaction of MID STATES or any of the Subsidiaries or any of their respective officers, directors or employees.

    (f) MID STATES and its Subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its Subsidiaries and all other assets and properties reflected in MID STATES' Consolidated Balance Sheet as of March 31, 1993 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1993). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as reflected in said Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a Material Adverse Effect. MID STATES and its Subsidiaries as lessee have the right under valid and subsisting leases to occupy, use, possess and control all property leased by MID STATES and its Subsidiaries. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a Material Adverse Effect.

    (g) To the best of the knowledge after due inquiry of MID STATES and its executive officers, MID STATES and its Subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom has not had and will not have a Material Adverse Effect. Neither MID STATES nor any of its Subsidiaries is in default under, and no event has occurred which, to the best of MID STATES' knowledge, after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a Material Adverse Effect.

    (h) MID STATES has not, since March 31, 1993 to the date hereof, (i) sold or issued any corporate debt securities or sold, issued, reissued or increased its shares of its capital stock; (ii) granted any option for the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as permitted pursuant to Section 16(a) hereof or as incurred in carrying out the transactions contemplated by this Merger Agreement, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than landlord's liens and statutory liens for taxes not yet delinquent and banking transactions conducted in the ordinary course of business) on any of its material assets or properties; (v) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities included in MID STATES' financial statements as of March 31, 1993, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Merger Agreement; (vi) sold, exchanged or otherwise disposed of any material capital assets; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect or waived any rights of value which, in the aggregate, have had a Material Adverse Effect; (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; or (x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Merger Agreement.

    (i) Except as set forth in the MID STATES Document List (the "MID STATES Document List") attached to the MID STATES Disclosure Letter, neither MID STATES nor any of its Subsidiaries is a party to or bound by any written or oral (i) employment or consulting contract which is not terminable by MID STATES or its Subsidiaries on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan,
         (iii) other employee benefit or welfare plan, or (iv) other executory material agreements as defined by the instructions to Exhibit 10 under
         Item 601 of SEC Regulation S-K. All such pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plans (other than any multiemployer plans) set forth in the MID STATES Document List are in this section hereinafter referred to collectively as the "Plans." Those Plans intended to be qualified plans under Section 401(a) of the Code meet any applicable requirements for favorable tax treatment under the Code. All of the

         Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered. MID STATES has no knowledge of any circumstances which would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA, would result or have resulted in liability under Title IV of ERISA or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Plans and which could reasonably be expected to result in any material liability of MID STATES or any Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. Those Plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Code and ERISA and the assets of such Plans equal or exceed the present value of accrued benefits on a termination basis under such Plans as of the most recent plan valuation date. There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of MID STATES or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan.

    (j) MID STATES and/or its Subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation, sales, and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by MID STATES or its Subsidiaries up to the date hereof. MID STATES has made available to BANC ONE a copy of its Federal income tax return for the year 1991 and will make available to BANC ONE a copy of its Federal income tax return for the year 1992 when it is filed. All of the foregoing returns are true and correct in all material respects, and MID STATES and its Subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest, additions to tax, and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the MID STATES Disclosure Letter) claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might materially and adversely affect MID STATES and its Subsidiaries, except for those being contested in good faith and summarized in the MID STATES Disclosure Letter. MID STATES and its Subsidiaries have paid or made adequate provision in their financial statements or on their books and records for all taxes payable in respect of all periods ending on or before the date hereof. MID
         STATES and its Subsidiaries have, or at the Effective Time will have, no liability for any taxes, interest, additions to tax, or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of MID STATES and the Subsidiaries as of the Effective Time or are being contested in good faith and have, if material, been summarized in the MID STATES Disclosure Letter.

    (k) MID STATES and the Subsidiaries have in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to MID STATES and the Subsidiaries.

    (l) MID STATES has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby except for fees to DLJ to be determined in accordance with the terms of that certain engagement letter dated November 6, 1992 annexed as an exhibit to the MID STATES Disclosure Letter.

    (m)  MID STATES has annexed to the MID STATES Disclosure Letter a loan schedule identifying certain loan agreements, notes and borrowing arrangements (the "MID STATES Loan Schedule") between its Subsidiaries and borrowers of its Subsidiaries, as of the date hereof. Except as specifically noted on the MID STATES Loan Schedule, no Subsidiary is, as of the date hereof, a party to any written or, to MID STATES' actual knowledge, oral (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is over 60 days delinquent in payment of principal or interest or, to the best of MID STATES' knowledge, in default of any other provision as of the dates shown thereon; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by MID STATES, a Subsidiary or banking regulator; (iii) loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director, executive officer or ten percent shareholder of MID STATES, or to the actual knowledge of MID STATES and its executive officers, after due inquiry, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or, (iv) to the best of MID STATES' knowledge, loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could, to the best of MID STATES' knowledge after due inquiry, have a Material Adverse Effect.

    (n) None of the information provided by MID STATES to BANC ONE for inclusion in the Proxy Statement or related registration statement or any amendment or supplement thereto (to the extent so included as so provided) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement, at the time it becomes effective) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement that is filed with the SEC in connection with the meeting of the shareholders of MID STATES will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder.

    (o) MID STATES has annexed a contracts schedule (the "MID STATES Contracts Schedule") to the MID STATES Disclosure Letter setting forth certain material contracts, including credit agreements, on which MID STATES or any of its Subsidiaries is the obligor, maker, issuer or guarantor as of the date hereof. Except as specifically disclosed on the MID STATES Contracts Schedule, neither MID STATES nor any Subsidiary is, as of the date hereof, a party to any material contract and/or any material credit agreement as obligor, maker, issuer or guarantor and which contract or agreement contains covenants which make the acquisition of MID STATES or any Subsidiary by or merger with another entity a condition of default or acceleration.

    (p)  Attached hereto as Exhibit A is MID STATES' Subsidiaries List which
                            ---------
         sets forth the complete legal name of each Subsidiary, a designation of the laws under which each Subsidiary is incorporated, the activities conducted by each Subsidiary and the regulatory approvals, if any, requested and/or obtained by MID STATES and each such Subsidiary in connection with the acquisition of each such Subsidiary and/or regulatory approvals received by MID STATES and its Subsidiaries necessary to engage in such activities. Except as set forth in Exhibit A, MID STATES has no subsidiaries. Each of the
                  ---------

         Subsidiaries is a corporation or similar entity duly organized and validly existing in good standing under the laws of the United States or the state of its incorporation and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and is duly qualified to do business and is in good standing in all jurisdictions where the failure to so qualify (together with all such failures) would have a Material Adverse Effect. Except as may be set forth in Exhibit A, MID
                                                                 ---------
         STATES and/or one or more of its Subsidiaries owns beneficially and of record all the outstanding shares of capital stock of each Subsidiary, which stock is fully paid and non-assessable, except as provided by law. Neither MID STATES nor any of its Subsidiaries is a party to any partnership or joint venture except as may be set forth and described in Exhibit A.
            ---------
    (q) No employee of MID STATES or any of its Subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. MID STATES is unaware of any efforts during the past five years to unionize or organize any employees of MID STATES or any of its Subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of MID STATES' knowledge, threatened against MID STATES or its Subsidiaries, which claim has had or is reasonably likely to have a Material Adverse Effect.

    (r) To the actual knowledge of MID STATES and its executive officers: (i) with respect to any Contaminant, there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by MID STATES or any Subsidiary, CERCLA or any other Environmental Laws; (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against MID STATES or any Subsidiary under any Environmental Law; (iii) neither MID STATES nor any Subsidiary is responsible in any material respect under any Environmental Law for any Release; (iv) neither MID STATES nor any Subsidiary is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) MID STATES and each Subsidiary is, in all material respects, in compliance with all applicable Environmental Laws; and (vi) no real property owned or used by MID STATES or any Subsidiary contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which
         (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (s) MID STATES and/or the Subsidiaries (i) have surveyed the facilities where MID STATES and the Bank conduct their businesses including, without limitation, ATMs (collectively, the "MID STATES Facilities") for compliance with ADA; (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing MID STATES Facilities (collectively, the "MID STATES Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) will finalize action plans for ATMs upon clarification by the ATBCB; (iv) have developed or will develop schedules for MID STATES Barrier removal from MID STATES Facilities in such action plans so that MID STATES Barrier removal will be complete on January 26, 1992 or as soon as practicable thereafter; and (v) have removed all MID STATES Barriers in MID STATES Facilities or will cause all MID STATES Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to MID STATES Facilities undertaken after January 26, 1992 comply with ADA and the ADAAG. Effective January 26, 1992, all plans and designs for new construction to be utilized by MID STATES and the Subsidiaries comply with ADA and ADAAG. To the best of MID STATES' knowledge, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against MID STATES and/or the Subsidiaries in connection with MID STATES Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

    (t) The statements made and the information included in the MID STATES Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of MID STATES under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the MID STATES Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

    (u) There are no credit agreements on which MID STATES or any of the Subsidiaries is the maker, issuer or guarantor and which contain provisions which make the acquisition of MID STATES by or merger into another entity a condition of default or acceleration.

16. Action by MID STATES Pending Effective Time.  MID STATES agrees that from
    -------------------------------------------
    the date of this Merger Agreement until the earlier of the Effective Time or the time that this Merger Agreement is terminated, except with the prior written permission of BANC ONE, which, in any case covered by Section 16(d) hereof, shall not be unreasonably withheld:

    (a) Beginning with the first calendar quarter of 1993 and for each succeeding calendar quarter thereafter prior to that calendar quarter in which the Effective Time shall occur, MID STATES

         (i) will not declare or pay any dividends or make any distributions on shares of MID STATES Common, except cash dividends which shall be equal to either: (a) $0.65 per share per quarter or
               (b) that amount per share per quarter calculated by multiplying the amount paid by BANC ONE on each share of BANC ONE Common for such quarter times the Exchange Rate;

         (ii) except as hereinbelow provided, will not declare or pay any dividends or make any distributions in any amount on its MID STATES Common in the quarter in which the Effective Time shall occur and in which the shareholders of MID STATES Common are entitled to receive regular quarterly dividends on the shares of BANC ONE Common into which the shares of MID STATES Common have been converted. It is the intent of this part (ii) to provide that the holders of MID STATES Common will receive either the payment of cash dividends on their shares of MID STATES Common or the payment of cash dividends as the holders of shares of BANC ONE Common received in exchange for the shares of MID STATES Common for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of MID STATES and the payment of a cash dividend as the holders of the shares of BANC ONE Common received in exchange for the shares of MID STATES Common. In the event that MID STATES does not declare and pay cash dividends on its MID STATES Common in a particular calendar quarter because of MID STATES' reasonable expectation that the Effective Time would occur in said calendar quarter wherein the holders of MID STATES Common would have become entitled to receive cash dividends for such calendar quarter on the shares of BANC ONE Common to have been exchanged for the shares of MID STATES Common, and the Effective Time does not in fact occur effective in said calendar quarter, then, as a result thereof, MID STATES shall be entitled to declare and pay a cash dividend (within the limitations of this Section 16) on said shares of MID STATES Common for said calendar quarter as soon as reasonably practicable.

         The declaration of any dividends within the limitations of this paragraph shall remain within the discretion of the Board of Directors of MID STATES.

    (b) MID STATES will not issue, sell, grant any option for, or acquire for value any shares of its capital stock or otherwise effect any change in connection with its equity capitalization.

    (c) Except as otherwise set forth in or contemplated by this Merger Agreement, MID STATES will carry on its businesses in substantially the same manner as heretofore, use its reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

    (d) Neither MID STATES nor any Subsidiary will (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (ii) except as may be directed by any regulatory agency, change its or the Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or amend any existing plan (except as required by law or permitted in the Benefits Letter) so as to increase by any significant amount the benefits payable thereunder; (v) incur or commit to any capital expenditures other than in the ordinary course of business (which will in no event include the establishment of new branches or any other facilities or any capital expenditures in excess of $50,000 for any individual project for any purpose) except any alterations MID STATES, after consultation with BANC ONE, decides are required by the Americans with Disabilities Act or referenced in the MID STATES Disclosure Letter; or (vi) merge into, consolidate with or permit any other corporation to be merged or consolidated with it or any of its Subsidiaries or acquire outside of the ordinary course of business part of or all the assets or stock of any other corporation or person.

    (e) MID STATES will not change its or its Subsidiaries' methods of accounting in effect at December 31. 1992, except as required by changes in generally accepted accounting principles as concurred in by McGladrey & Pullen, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of MID STATES' Federal income tax returns for the taxable years ending December 31, 1992 and 1991, except as required by changes in law or regulation.

    (f) MID STATES will afford BANC ONE, its officers and other authorized representatives, such access to all books, records, bank examination reports (as permitted by law), tax returns, leases, contracts and documents of MID STATES and its Subsidiaries and will furnish to BANC ONE such information with respect to the assets and business of MID STATES and its Subsidiaries as BANC ONE may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

    (g) MID STATES will promptly advise BANC ONE in writing of all material corporate actions taken by the directors and shareholders of MID STATES, furnish BANC ONE with copies of all monthly and other interim financial statements of MID STATES as they become available, and keep BANC ONE fully informed concerning all trends and developments which in the opinion of MID STATES may have a Material Adverse Effect on MID STATES.

    (h) MID STATES, its Subsidiaries and their respective officers, directors and employees will not contract for or acquire, at the expense of MID STATES or any of its Subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of MID STATES and/or its Subsidiaries for any period subsequent to the Effective Time for events occurring before or after the Effective Time; provided, however, that MID STATES may renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year.

17. Action by BANC ONE Pending Effective Time.  BANC ONE agrees that from the
    -----------------------------------------
    date of this Merger Agreement until the Effective Time, except with prior written permission of MID STATES:

    (a) BANC ONE will not adopt or implement any amendment to its Articles of Incorporation or any plan of reorganization which would affect in any manner the terms and provisions of the shares of BANC ONE Common or the rights of the holders of such shares or reclassify the BANC ONE Common.

    (b) Except as otherwise set forth in or contemplated by this Merger Agreement, BANC ONE will carry on its businesses in substantially the same manner as heretofore, use its reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

    (c) BANC ONE will not change its or its subsidiaries' methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles as concurred with by Coopers & Lybrand, its independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of BANC ONE for the taxable years ending December 31, 1992 and 1991, except as required by changes in law or regulation.

    (d) BANC ONE will afford MID STATES, its officers and other authorized representatives, such access to all books, records, bank examination reports (as permitted by law), tax returns, leases, contracts and documents of BANC ONE and its subsidiaries and will furnish to MID STATES such information with respect to the assets, earnings and business of BANC ONE and its subsidiaries as MID STATES may from time to time reasonably request in connection with this Agreement and the transactions contemplated hereby.

18. Conditions to Obligations of BANC ONE and BANC ONE ILLINOIS.  The
    -----------------------------------------------------------
    obligations of BANC ONE and BANC ONE ILLINOIS to effect the Merger are subject, unless waived by BANC ONE, to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of MID STATES and its Subsidiaries, taken as a whole, from March 31, 1993 to the Effective Time that has had a Material Adverse Effect.

    (b) MID STATES shall not have paid cash dividends from March 31, 1993 to the Effective Time except as permitted under this Merger Agreement.

    (c) All representations by MID STATES contained in this Merger Agreement shall be true in all material respects at, or as of, the Effective Time as though such representations were made at and as of said date, except for changes contemplated by the Merger Agreement, and except also for representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time; provided, however, that the representation of MID STATES contained in Section 15(d) shall be true in all material respects as applied to the Balance Sheet of MID STATES included in the most recently available quarterly or annual report to MID STATES shareholders and/or MID STATES' report to the SEC on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Date (as hereinafter defined) and the reserve for possible loan and lease losses included therein, as though each reference to "March 31, 1993" in such section were a reference to the last day of the most recent calendar quarter prior to the day of the Effective Time (the "Effective Date").

    (d) BANC ONE shall have received the opinion of legal counsel for MID STATES, dated as of the Effective Time, substantially to the effect set forth in Exhibit D hereto, together with a copy of the Certificate
                      ---------
         of Incorporation, as amended, of MID STATES certified by the Secretary of State of the State of Delaware and a copy of the charter documents, as amended, of each Subsidiary and, for MID STATES and each Subsidiary, Certificates of Good Standing dated as a date not more than 20 days prior to the Effective Time from the OCC, the Illinois or Delaware Secretary of State or other appropriate governmental or regulatory entities, as applicable.

    (e) MID STATES shall have performed in all material respects all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Effective Time.

    (f) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the next preceding calendar quarter) cumulative earnings reported by MID STATES since March 31, 1993 shall be greater than or equal to the amount calculated by multiplying (a) $565,000 by (b) the number of full calendar quarters which have passed since March 31, 1993 and for which earnings have been reported as of such date, times (c) 0.9. As used in this Section "reported" means reported on MID STATES' financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with MID STATES' financial statements for the years ended December 31, 1992 and 1991, as included in MID STATES' reports to the SEC on Form 10-K or MID STATES' annual reports to shareholders subject to any subsequent adjustments required to be reported to the SEC whether or not such adjustments have, as yet, been reported with the following adjustments, if any, net of related tax savings and costs which were reflected in net income for the relevant period(s) added back into or deducted from net income for the applicable period: (i) investment banking expenses, outside legal and accounting fees, or other costs associated with the Merger, (ii) gains or losses on sales of assets outside of the ordinary course of business, (iii) any other expenses upon which BANC ONE and MID STATES shall mutually agree, and (iv) any other reserves or adjustments requested by BANC ONE or referenced in the MID STATES Disclosure Letter.

    (g) The total number of shares of MID STATES Common issued and outstanding shall not be more than 311,560 shares.

    (h) The aggregate of (i) the fractional share interests of BANC ONE Common to be paid in cash pursuant to Section 7(c), and (ii) the shares of BANC ONE Common to which holders of MID STATES Common would have been entitled as of the Effective Time but who, as of the Effective Time, have taken steps to perfect their rights as dissenting shareholders pursuant to the provisions of applicable law, shall not be more than 10% of the maximum aggregate number of shares of BANC ONE Common which could be issued as a result of the Merger.

    (i) MID STATES shall have furnished BANC ONE a certificate, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of MID STATES and dated as of the Effective Time, certifying as to the form of and adoption of resolutions of the Board and shareholders of MID STATES approving the Merger Agreement and the Merger, respectively, and to the effect that the conditions described in Paragraphs (a), (b), (c), (e), (f) and (g) of this Section 18 have been fully satisfied.

19. Conditions to Obligations of MID STATES.  The obligations of MID STATES to
    ---------------------------------------
    effect the Merger are subject, unless waived by MID STATES, to the satisfaction on or prior to the Effective Time of the following conditions:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business, or operating results of BANC ONE and its subsidiaries, taken as a whole, from March 31, 1993 to the Effective Time that has had a Material Adverse Effect.

    (b) All representations by BANC ONE and BANC ONE ILLINOIS contained in this Merger Agreement shall be true in all material respects at, or as of, the Effective Time as though such representations were made at and as of said date, except for changes contemplated by this Merger Agreement, and except also for representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time; provided, however, that the representation of BANC ONE contained in Section 13(d) shall be true in all material respects as applied to the Consolidated Balance Sheet of BANC ONE included in the most recently available quarterly or annual report to BANC ONE's shareholders and/or BANC ONE's report to the SEC on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Date and the reserve for possible loan and lease losses included therein, as though each reference to "March 31, 1993" in such section were a reference to the last day of the most recent calendar quarter prior to the Effective Date.

    (c) MID STATES shall have received the opinion of counsel for BANC ONE and BANC ONE ILLINOIS (i) on and dated the date on which the registration statement described in Section 10(d) of this Merger Agreement shall have become effective as described in Section 19(b) of this Merger Agreement substantially to the effect of the three last paragraphs of Exhibit E hereto and (ii) on and dated as of the Effective Time
         ---------
         substantially to the effect set forth in Exhibit E hereto, together
                                                  ---------
         with a copy of the Articles of Incorporation of BANC ONE certified by the Secretary of State of the State of Ohio and a copy of the Articles of Incorporation of BANC ONE ILLINOIS certified by the Secretary of State of the State of Illinois and copies of such other charter documents and Certificates of Good

         Standing of BANC ONE and BANC ONE ILLINOIS dated as of a date not more than 20 days prior to the day of the Effective Time from the Ohio and Illinois Secretaries of State, respectively, as MID STATES shall reasonably require.

    (d) BANC ONE and BANC ONE ILLINOIS shall have performed all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Effective Time.

    (e) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) cumulative per share earnings reported by BANC ONE since March 31, 1993 shall be greater than or equal to the amount calculated by multiplying (a) $0.96 by (b) the number of full calendar quarters which have passed since March 31, 1993 and for which earnings have been reported as of such date, times (c) 0.9. As used in this Section, "reported" means reported on BANC ONE's consolidated financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with BANC ONE's consolidated financial statements for the years ended December 31, 1992 and 1991, as included in BANC ONE's reports to the SEC on Forms 10-K or BANC ONE's annual reports to shareholders subject to any subsequent adjustments required to be reported to the SEC whether or not such adjustments have, as yet, been reported.

    (f) MID STATES shall have received an opinion from DLJ dated as of a date not later than the date of the Proxy Statement, to the effect that, in the opinion of such firm, the financial consideration to be received as a result of the Merger is fair from a financial point of view to the holders of MID STATES Common and such opinion shall not have been withdrawn prior to the Effective Time.

    (g) BANC ONE shall have furnished MID STATES a certificate, signed by the Chairman or President or an Executive Vice President and by the Secretary or Assistant Secretary of BANC ONE and dated as of the Effective Time certifying as to the form of and adoption of the resolutions of the Boards of BANC ONE and of BANC ONE ILLINOIS approving the Merger Agreement and the Merger, and to the effect that the conditions described in Paragraphs (a), (b), (d), (e) and (h) of this Section 19 have been fully satisfied.

    (h) The shares of BANC ONE Common to be issued to the holders of MID STATES Common shall be listed on the NYSE.

20. Conditions to Obligations of All Parties.  In addition to the provisions of
    ----------------------------------------
    Sections 18 and 19 hereof, the obligations of BANC ONE and MID STATES to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the Effective Time. BANC ONE shall notify MID STATES promptly upon receipt of all necessary governmental approvals. At the Effective Time, (i) no party hereto shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

    (b) The registration statement required to be filed by BANC ONE pursuant to Section 10(d) of this Merger Agreement shall have become effective by an order of the SEC, the shares of BANC ONE Common to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the registration statement, and no proceeding by the SEC shall have been commenced, pending or overtly threatened for such purpose and the BANC ONE Common to be issued in the Merger will be authorized for trading on the NYSE.

    (c) This Merger Agreement and the Merger shall have been duly approved and adopted by the requisite affirmative vote of the shareholders of MID STATES and BANC ONE ILLINOIS.

    (d) Vedder, Price, Kaufman & Kammholz shall have issued its written opinion, dated as of the day of the Effective Time, satisfactory to MID STATES and BANC ONE, respectively, substantially to the effect set forth in clauses (a) through (h) of Section 12 of this Merger Agreement and there shall exist as of, at or immediately prior to the Effective Time no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

    (e) Coopers & Lybrand shall have issued its written opinion, dated as of a date not later than the Effective Time, satisfactory, in good faith, to BANC ONE, advising that the transaction herein contemplated may be properly accounted for as a pooling-of-interests; provided, however, that this condition shall be deemed to have been waived by BANC ONE if the inability to obtain such opinion arises out of, or results directly or indirectly from, any action taken by BANC ONE, BANC ONE ILLINOIS or any of their respective subsidiaries contrary to that contemplated by this Merger Agreement.

21. Indemnification.
    ---------------
    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether formal or informal and whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of MID STATES or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party or a witness, based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Merger Agreement or any of the transactions contemplated hereby (a "Merger Related Event"), whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to such claim, action, suit, proceedings or investigation. It is understood and agreed that, provided that, with regard to any Merger Related Event, and conditioned upon the Merger becoming effective, BANC ONE shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceedings or investigation; provided, however, that BANC ONE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In the event of any such threatened or actual claim, action, suit, proceedings or investigation (whether asserted or arising before or after the Effective Time), (i) BANC ONE shall pay expenses (including attorney's fees and expenses) in advance of the final disposition of any claim, suit, proceedings or investigation to each Indemnified Party to the fullest extent permitted by applicable law, and (ii) BANC ONE shall use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that BANC ONE's obligations as herein set forth shall not apply to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement by any Indemnified Party involving the fraud, bad faith and/or reckless disregard of such Indemnified Party related to any threatened or actual claim, action, suit, proceedings or investigation brought by BANC ONE against any Indemnified Party. Any Indemnified Party wishing to claim indemnification under this Section 21(a) shall, upon learning of or having reason to anticipate any such claim, action, suit, proceedings or investigation, immediately notify BANC ONE thereof.

    (b) BANC ONE shall insure that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in MID STATES's Certificate of Incorporation and By-laws or similar governing documents of any of its Subsidiaries, as in effect as of May 1, 1993, or as provided for or allowed under applicable law as in effect as of the date hereof or as amended at a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of three (3) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    (c) From and after the Effective Time, persons who, immediately prior to the Effective Time, served as the directors, officers and employees of MID STATES and its Subsidiaries, who, following the Effective Time, continue as directors, officers and/or employees of the Surviving Corporation or one of the Subsidiaries, shall have indemnification rights having prospective application only, except, however, for the indemnification rights set forth in paragraphs (a) and (b) of this
         Section 21.  These prospective indemnification rights shall consist of
         (i) such rights to which directors, officers and employees are entitled under the provisions of the Certificate of Incorporation, Bylaws or similar governing documents of the Surviving Corporation and its subsidiaries, as applicable, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time and (ii) those indemnification rights set forth in agreements, if any, between BANC ONE and the directors and executive officers of the Surviving Corporation and its subsidiaries. Such agreements, if any, which shall be executed as soon as practicable following the Effective Time, shall provide certain indemnification rights that are comparable to those provided to directors, officers and employees of BANC ONE and its subsidiaries generally, but which rights may be greater or lesser than the indemnification rights available in clause
         (i) above.

    (d)  The obligations of BANC ONE provided under paragraphs (a) and (b) this
         Section 21 are intended to be the joint and several obligations of BANC ONE and the Surviving Corporation and to benefit, and be enforceable against BANC ONE and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of BANC ONE and the Surviving Corporation.

    (e) In the event BANC ONE or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BANC ONE or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 21.

22. Non-Survival of Representations and Warranties.  The respective
    ----------------------------------------------
    representations and warranties of MID STATES, BANC ONE and BANC ONE ILLINOIS contained in this Merger Agreement shall not survive the Effective Time.

23. Governing Law.  This Merger Agreement shall be construed and interpreted
    -------------
    according to the applicable laws of the State of Illinois, except as the laws of the State of Delaware are expressly applicable to the Merger.

24. Assignment.  This Merger Agreement and all of the provisions hereof shall
    ----------
    be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

25. Satisfaction of Conditions; Termination.
    ---------------------------------------
    (a) BANC ONE and BANC ONE ILLINOIS agree to use their reasonable best efforts to obtain satisfaction of the conditions of this Merger Agreement insofar as they relate to BANC ONE and BANC ONE ILLINOIS, and MID STATES agrees to use its reasonable best efforts to obtain the satisfaction of the conditions of this Merger Agreement insofar as they relate to MID STATES, in each case as soon as possible.

    (b) This Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of BANC ONE ILLINOIS or by MID STATES' shareholders, upon the occurrence of any of the following by written notice from BANC ONE to MID STATES (authorized by the Board of Directors of BANC ONE), or by written notice from MID STATES to BANC ONE (authorized by the Board of Directors of MID STATES), as the case may be:

         (i) If any material condition to the obligations of BANC ONE and/or BANC ONE ILLINOIS set forth in Section 18 or 20 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by BANC ONE or if any material condition to the obligations of MID STATES as set forth in Section 19 or 20 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by MID STATES, each party's right to terminate under this
               Section 25 (b)(i) shall relate only to conditions to that party's obligations;

         (ii) In the event of a material breach by the other of any representation, warranty, condition or agreement contained in this Merger Agreement that is not cured within 30 days of the time that written notice of such breach is received by such other party from the party giving notice; or

         (iii) If the Merger shall not have been consummated on or before May 1, 1994.

    (c) In the event that BANC ONE's pre-acquisition investigation and review of MID STATES as described in Section 10(n) of this Merger Agreement discloses matters which BANC ONE in good faith believes to be either
         (i) inconsistent in any material respect with any of the representations and warranties of MID STATES contained in this Agreement or (ii), in the reasonable judgment of the Board of Directors of BANC ONE, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of MID STATES and its Subsidiaries on a consolidated basis or (y) to deviate materially and adversely from MID STATES' audited financial statements for the year ended December 31, 1992, BANC ONE shall have the right to terminate this Merger Agreement as set forth in this Section 25(c) as supplemented by the MID STATES Disclosure Letter by giving written notice of termination to MID STATES within seven days of the conclusion of such pre-acquisition investigation.

    (d) In the event that MID STATES' pre-acquisition investigation and review of BANC ONE as described in Section 10(o) of this Merger Agreement discloses matters which MID STATES in good faith believes to be either
         (i) inconsistent in any material respect with any of the representations and warranties of BANC ONE contained in this Agreement, or (ii) in the reasonable judgment of the Board of Directors of MID STATES, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of BANC ONE and its subsidiaries on a consolidated basis or (y) to deviate materially and adversely from BANC ONE's audited financial statements for the year ended December 31, 1992, MID STATES may elect to terminate this Merger Agreement by giving written notice of termination to BANC ONE within seven days of the conclusion of such pre-acquisition investigation.

    (e) In the event the BANC ONE Average Price (as defined in Section 7 of this Merger Agreement) is less than $52.00 per share, MID STATES, by action of its Board of Directors, may elect to terminate this Merger Agreement, whether before or after approval of the Merger by the shareholders of MID STATES or by BANC ONE ILLINOIS shareholders, by giving written notice of such election to BANC ONE within two NYSE trading days after the Valuation Period (as defined in Section 7 of this Merger Agreement). If prior to the Valuation Period, BANC ONE shall effect a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of the BANC ONE Common, appropriate adjustment or adjustments will be made in the BANC ONE Average Price.

         A termination resulting from MID STATES' election under this Section 25(e) shall be deemed to have been a termination by mutual consent of the parties.

    (f) This Merger Agreement may be terminated and abandoned (whether before or after approval of the Merger by the shareholders of BANC ONE ILLINOIS or by MID STATES' shareholders) by mutual written consent of MID STATES, BANC ONE ILLINOIS and BANC ONE authorized by their respective Boards of Directors.

    (g) In the event of termination of this Merger Agreement (i) caused otherwise than by a willful breach of this Merger Agreement by any of the parties hereto or (ii) pursuant to Section 25(c) or (d), this Merger Agreement shall cease and terminate, the acquisition of MID STATES as provided herein shall not be consummated, and none of BANC ONE, BANC ONE ILLINOIS nor MID STATES shall have any liability to any other party under this Merger Agreement of any nature whatever, except for BANC ONE's obligations related to the printing of the proxy solicitation materials, including any liability for damages, provided, however, that the duties of the parties with respect to confidential information as set forth in Section 10(f) shall survive any such termination. If the Merger is not consummated as the result of termination of this Merger Agreement caused otherwise than by willful breach of a party hereto, BANC ONE, BANC ONE ILLINOIS and MID STATES each shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Merger Agreement, the respective shareholders' meetings and actions of the parties and all other acts incidental to, contemplated by or in pursuance of the transactions contemplated by this Merger Agreement, including fees and expenses of their respective counsel, accountants and other experts and advisors.

    (h) If termination of this Merger Agreement shall be judicially determined to have been caused by willful breach of this Merger Agreement, then, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have willfully breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related documentation and their shareholders' meetings and consents.

26. Waivers; Amendments.  Any of the provisions of this Merger Agreement may be
    -------------------
    waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, provided, however, such waiver, if material to MID STATES or its shareholders, may be made only following due authorization by the Board of Directors of MID STATES. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Merger Agreement and which makes reference to this Merger Agreement, provided, however, such amendment or modification may be made only following due authorization by the respective Boards of Directors of MID STATES, BANC ONE ILLINOIS and BANC ONE; provided, further, however, that after a favorable vote by the shareholders of MID STATES any such action shall be taken by MID STATES only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of MID STATES and will not require resolicitation of any proxies from such shareholders.

27. Entire Agreement.  Subject to the exceptions noted in the next following
    ----------------
    sentence, this Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by MID STATES, BANC ONE ILLINOIS and BANC ONE or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of MID STATES and/or its Subsidiaries by BANC ONE or BANC ONE ILLINOIS. Except for the BANC ONE Disclosure Letter and any attachment thereto, the MID STATES Disclosure Letter and any attachments thereto, the Benefits Agreement and the Second Benefits Agreement, this Merger Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

28. Captions; Counterparts.  The captions in this Merger Agreement are for
    ----------------------
    convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

29. Notices.  All notices and other communications hereunder may be made by
    -------
    mail, hand-delivery or by courier service. If notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery and otherwise when received. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Merger Agreement by mail or by hand-delivery in the same manner as herein provided.

    (a) If to BANC ONE, to:

              BANC ONE CORPORATION
              Attention of:  Chief Executive Officer
              100 East Broad Street
              Columbus, Ohio  43271

        With a copy to:

              BANC ONE CORPORATION
              Attention of:  Roman J. Gerber
                             General Counsel
              100 East Broad Street
              Columbus, Ohio  43271


    (b) If to MID STATES, to:

              MID STATES BANCSHARES, INC.
              Attention of:  Thomas H. Robinson
                             Chief Executive Officer and President
              506 15th Street
              Moline, Illinois  61265-2184

        With a copy to:

              Vedder, Price, Kaufman & Kammholz
              Attention of:  Daniel O'Rourke
              222 N. LaSalle Street, 26th Floor
              Chicago, Illinois  60601-1003

    (c) If to BANC ONE ILLINOIS, to:

              BANC ONE ILLINOIS CORPORATION
              Attention of:  Willard Bunn III
                             Chairman
              One East Old State Capitol Plaza
              Springfield, Illinois  62701

        With a copy to:

              BANC ONE ILLINOIS CORPORATION
              Attention of:  Samuel J. Witsman
                             General Counsel
              One East Old State Capitol Plaza
              Springfield, Illinois  62701

IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.


                                           BANC ONE CORPORATION
ATTEST:



CHARLES F. ANDREWS                         By: ROMAN J. GERBER
- --------------------------                     --------------------------
Charles F. Andrews                             Roman J. Gerber
Assistant Secretary                            Executive Vice President



                                           MID STATES BANCSHARES, INC.

ATTEST:



G. H. CLAUSEN                              By: T. H. ROBINSON
- --------------------------                     --------------------------
G. H. CLAUSEN                                  President and Chief Executive
Vice President and Secretary                   Officer


                                           BANC ONE ILLINOIS CORPORATION
ATTEST:


THOMAS H. CARTWRIGHT                       By: WILLARD BUNN III
- --------------------------                     --------------------------
                                               Willard Bunn III
                                               Chairman

                    EXHIBITS TO AGREEMENT AND PLAN OF MERGER
                    ----------------------------------------


Exhibit A     -   MID STATES Subsidiaries List


Exhibit B     -   Form of Plan of Merger


Exhibit C     -   Form of Undertaking by Affiliates


Exhibit D     -   Opinion of Counsel for MID STATES


Exhibit E     -   Opinion of Counsel for BANC ONE and BANC ONE ILLINOIS

                                                                     EXHIBIT A
                                                                     ---------


                         MID STATES SUBSIDIARIES LIST
                         ----------------------------
                                                                   Other
                                                              Activities for
                           Incorporated     Activities       Which Regulatory
Name                       Under            Conducted        Approval Obtained
- ----                       ------------     ----------       -----------------
The First National Bank    Federal law      commercial       None
   of Moline                                bank


                                                                     EXHIBIT B

                              FORM OF PLAN OF MERGER
                              ----------------------

This Plan of Merger dated as of _________, 199_ sets forth certain of the terms relating to the merger (the "Merger") of Banc One Illinois Corporation, an Illinois corporation ("BANC ONE ILLINOIS") and MID STATES BANCSHARES, INC., a Delaware corporation ("MID STATES");

1.  Merger and the Surviving Corporation.
    ------------------------------------
    (a) Subject to the terms and conditions of the Agreement and Plan of Merger dated as of _________, 1993 (the "Merger Agreement") among MID STATES, BANC ONE ILLINOIS and BANC ONE CORPORATION, an Ohio corporation ("BANC ONE") and the sole shareholder of BANC ONE ILLINOIS, MID STATES shall be merged with and into BANC ONE ILLINOIS (which shall be the surviving corporation in the Merger) in accordance with the Illinois Business Corporation Act of 1983, as amended (the "Illinois BCA"). The Merger shall become effective upon the issuance by the Secretary of State of the State of Illinois of articles of merger with respect thereto. For purposes hereof, the term "Effective Time" shall mean the time when such articles of merger is issued by the Secretary of State of the State of Illinois, and the term "Surviving Corporation" shall mean BANC ONE ILLINOIS as the corporation surviving the Merger.

    (b) At the Effective Time, by virtue of the Merger, the Surviving Corporation shall have all the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a corporation organized under the Illinois BCA, and the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of BANC ONE ILLINOIS and MID STATES; and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of BANC ONE ILLINOIS and MID STATES, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either BANC ONE ILLINOIS or MID STATES shall not revert or be in any way impaired by reason of the Merger, and the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of BANC ONE ILLINOIS and MID STATES, all with the full effect provided for in the Illinois BCA.

    (c) The Surviving Corporation shall be governed by the laws of the State of Illinois. The Articles of Incorporation of BANC ONE ILLINOIS in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation at and after the Effective Time.

    (d) The By-laws of BANC ONE ILLINOIS in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation at and after the Effective Time, until altered, amended or repealed as provided therein and in the Articles of Incorporation of the Surviving Corporation.

    (e) The directors of BANC ONE ILLINOIS in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, until the next annual meeting of shareholders at which their respective successors are elected and qualified in accordance with the By-laws of the Surviving Corporation.

    (f) The officers of BANC ONE ILLINOIS in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, holding the offices in the Surviving Corporation which they held in BANC ONE ILLINOIS immediately prior thereto, until their successors are elected or appointed in accordance with the By-laws of the Surviving Corporation and shall have duly qualified.

2.  Conversion of Stock.
    -------------------
    (a)  At the Effective Time:

         (i) Each of the not more than 314,600 shares of MID STATES Common that shall be issued and outstanding immediately prior to the Effective Time (excluding any shares held by MID STATES as treasury shares) shall thereupon and without further action be converted into 1.98 shares of BANC ONE Common, subject, however, to (A) the anti-dilution provisions of Section 2(d) of this Merger Agreement and (B) provisions hereinafter contained relative to fractional shares (the "Exchange Rate").

         (ii) The 100 shares of BANC ONE ILLINOIS Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of common stock without par value of the Surviving Corporation.

         (iii) All of the shares of MID STATES Common held by MID STATES as treasury shares immediately prior to the Effective Time shall be cancelled and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of BANC ONE Common.

    (b) MID STATES' shareholders of record at the Effective Time, for the shares of MID STATES Common then held by them, respectively, shall be allocated and be entitled to receive (upon surrender of certificates formerly representing shares of MID STATES Common for cancellation) certificates for shares of BANC ONE Common as shall be equal to the number of shares of MID STATES Common outstanding immediately prior to the Effective Time multiplied by the Exchange Rate.

    (c) No certificate for fractional shares of BANC ONE Common will be issued by BANC ONE in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of MID STATES Common shall, upon surrender of the certificate or certificates representing such MID STATES Common, be paid cash, without interest, by BANC ONE for such fractional shares on the basis of the BANC ONE Average Price (as hereinafter defined). The BANC ONE Average Price shall mean the average of the closing prices of BANC ONE Common on the New York Stock Exchange ("NYSE") during the Valuation Period (as hereinafter defined) in The Wall Street Journal for NYSE Composite Transactions. The term
            -----------------------
         "Valuation Period" shall mean the ten consecutive NYSE trading days ending on the sixth NYSE trading day immediately prior to the proposed Effective Time, as designated by BANC ONE.

    (d) If prior to the Effective Time, (i) MID STATES shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine MID STATES Common or declare a dividend or make a distribution on MID STATES Common in any security convertible into MID STATES Common, or (ii) BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine BANC ONE Common or declare a dividend or make a distribution on BANC ONE Common in any security convertible into BANC ONE Common, appropriate adjustment or adjustments will be made in the Exchange Rate.

3.  Dissenting Shares.  MID STATES' shareholders who do not vote their shares
    -----------------
    of MID STATES Common in favor of the Merger and otherwise perfect applicable dissenters' rights and shareholders of MID STATES Preferred who perfect applicable dissenters' rights will be entitled to dissenters or appraisal rights pursuant to applicable provisions of the Delaware General Corporation Laws.

4.  Surrender of Certificates.
    -------------------------
    (a) Prior to the Effective Time, BANC ONE shall appoint BANK ONE, INDIANAPOLIS, N.A. to act as exchange agent in respect of the Merger (said bank, in its capacity as such exchange agent, being hereinafter called the "Exchange Agent").

    (b) Promptly following the Effective Time, BANC ONE shall provide to Exchange Agent shares of BANC ONE Common and funds necessary to pay for the shares of MID STATES Common pursuant to Section 2.

    (c) As soon as practicable after the Effective Time, and subject to the provisions of Section 2 relating to fractional shares, BANC ONE, or BANK ONE, INDIANAPOLIS, N.A., as Exchange Agent for BANC ONE, will distribute to the former holders of MID STATES Common, in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of MID STATES Common, the certificate(s) for shares of BANC ONE Common in accordance with the Common Exchange Rate. Each certificate formerly representing MID STATES Common (other than certificates representing shares of MID STATES Common subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common and cash for fractional shares into which such shares have been converted, except, however, and notwithstanding the foregoing, that, until such surrender of the certificate or certificates formerly representing shares of MID STATES Common, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time, the holders of certificates formerly representing shares of MID STATES Common shall cease to have rights with respect to such shares (except such rights, if any, as they may have as dissenting shareholders), and except as aforesaid, their sole rights shall be to exchange said certificates for shares of BANC ONE Common and cash for fractional shares in accordance with this Merger Agreement.

         Certificates representing shares of MID STATES Common surrendered for cancellation by each shareholder entitled to exchange shares of MID STATES Common for shares of BANC ONE Common by reason of the Merger shall be appropriately endorsed or accompanied by such appropriate instruments of transfer as BANC ONE may reasonably require; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing shares of MID STATES Common for transfer (i) evidence to the reasonable satisfaction of BANC ONE that any such certificate has been lost, wrongfully taken or destroyed, (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate of MID STATES Common.

                                                                     EXHIBIT C
                                                                     ---------

                      (FORM OF UNDERTAKING BY AFFILIATES)

                            UNDERTAKING OF AFFILIATE
                            ------------------------

                            __________________, 199_


In consideration and anticipation of the receipt by the undersigned of Common Stock of BANC ONE CORPORATION ("BANC ONE") upon consummation of a proposed merger (the "Merger") of MID STATES BANCSHARES, INC. ("MID STATES") and BANC ONE ILLINOIS CORPORATION, a subsidiary of BANC ONE, pursuant to the terms of a certain Agreement and Plan of Merger dated __________________, 1993, (the "Merger Agreement"), and in view of the fact that the undersigned has, pursuant to the Merger Agreement, been identified as a possible "affiliate" of MID STATES within the meaning of Rules 144 and 145 ("Rule 144" and "Rule 145," respectively), as amended, of the General Rules and Regulations under the Securities Act of 1933, as amended (the "1933 Act"), the undersigned (the "Affiliate") represents and undertakes as follows:

The Affiliate shall not offer, sell or otherwise dispose of or transfer any of the shares of the Common Stock of BANC ONE to be received by him upon consummation of the Merger (the "Shares"), except the Affiliate may offer, sell or transfer the Shares (1) in a manner and to the extent permitted by the applicable provisions of Rule 145, (2) pursuant to an effective registration statement relating to the Shares under the 1933 Act, or (3) in a transaction which, in the opinion of counsel for the Affiliate or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to BANC ONE, is exempt from the registration requirements of the 1933 Act.

BANC ONE's transfer agents may be given appropriate instructions prohibiting transfer of the Shares unless these provisions are complied with and the certificate(s) for the Shares may bear a restrictive legend in substantially the following form:

    The shares represented by this certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "1933 Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) a registration statement then in effect under the 1933 Act, (ii) a transaction permitted by Rule 145 as to which the issuer has received evidence of compliance with the provisions of said Rule 145 reasonably satisfactory to it or (iii) a transaction which, in the opinion of counsel for the Affiliate or as described in a 'no action' or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to the issuer, is exempt from the registration requirements of the 1933 Act. The restrictions of this paragraph shall become null and void and this paragraph shall have no effect on and after
    ______________.

The undersigned undertakes to take such action as shall be necessary to cause the Shares to be received by the undersigned to be registered in a manner that will allow for the placement of a restrictive legend on the certificate(s) representing such Shares.

The undersigned further undertakes that, if it is necessary in order to preserve pooling-of-interests accounting treatment, none of the Shares to be received by the undersigned, directly or indirectly, will be sold or otherwise disposed of during a period of time beginning with the effective date of the Merger and ending with a date upon which financial results of at least 30 days of post-merger combined operations have been first published by BANC ONE in accordance with SEC Accounting Series Release No. 130 as amended by Release No. 135, provided that BANC ONE hereby agrees that such financial results will be published not later than four months from the Merger.

I hereby acknowledge that pursuant to the provisions of Rules 144 and 145 certain other persons or entities related to me are, or may be, subject to the foregoing restrictions on the resale of BANC ONE Common Stock received by them pursuant to the Merger, which persons include (i) any of my relatives or my spouse, or any relative of my spouse, who has the same home as me; (ii) any trust or estate in which I or any of the persons specified in the preceding clause collectively own ten percent (10%) or more of the total beneficial interest, or of which I or any of such persons serve as trustee, executor, or in any similar capacity; and (iii) any corporation or other organization (other than BANC ONE) in which I or any of the persons specified above are the beneficial owners, collectively, of ten percent (10%) or more of the equity interest therein. I hereby further acknowledge that I have advised any and all of such persons that they are, or may be, subject to the provisions of said Rules 144 and 145, and I hereby represent that I will use my best efforts to ensure that such persons comply with the provisions of this letter and Rules 144 and 145, as applicable, upon the resale of any Common Stock of BANC ONE.

IN WITNESS WHEREOF, the Affiliate has made this undertaking as of the day and year first above written.

                                          -----------------------------------

(OPINION OF COUNSEL FOR MID STATES) EXHIBIT D



_____________, 199_




BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio  43271


Gentlemen:

We are special counsel to MID STATE BANCSHARES, INC., a Delaware corporation and a registered bank holding company ("MID STATES"), and have acted as counsel for MID STATES in connection with the merger (the "Merger") of MID STATES with and into BANC ONE ILLINOIS CORPORATION ("BANC ONE ILLINOIS"), an Illinois corporation and a wholly-owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), pursuant to which each of the issued and outstanding shares of MID STATES's Common Stock will be converted into shares of BANC ONE Common Stock. The Merger is to be consummated pursuant to the terms of an Agreement and Plan of Merger dated _______________, 1993 ("Merger Agreement"), between BANC ONE ILLINOIS and MID STATES and joined in by BANC ONE. This opinion is furnished to you pursuant to Section 18(d) of the Merger Agreement.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Merger Agreement or the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), respectively. In the event of any inconsistency between the definition of any such term in the Merger Agreement and the Accord, the definition set forth in the Accord shall govern.

This Opinion Letter is governed by, and is to be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

The law covered by the opinions expressed herein is limited solely to the laws of the States of Illinois and Delaware and the Federal Law of the United States generally.

Based upon and subject to the foregoing, we are of the opinion that:

1.  The Merger Agreement is enforceable against MID STATES.

BANC ONE CORPORATION
______________, 199_
Page 2


2. Except as set forth in the MID STATES Disclosure Letter, the execution and delivery by MID STATES of, and the performance by MID STATES of its agreements in, the Merger Agreement do not (a) violate the Constituent Documents of MID STATES; (b) violate applicable provisions of statutory law or regulation; (c) breach or otherwise violate any existing obligation of MID STATES under any Court Orders of which we have knowledge; or (d) breach, or result in a default under, any obligation of MID STATES under an Other Agreement of which we have actual knowledge.

The General Qualifications apply to each of the opinions set forth above.

We are rendering this opinion solely for the benefit of BANC ONE and BANC ONE ILLINOIS in connection with the transactions described in the Merger Agreement. It may not be relied upon by any other person or for any other person, or quoted or filed with any regulatory agency without our prior approval.

Very truly yours,



- ------------------------

- ------------------------

                                                                     EXHIBIT E
                                                                     ---------

(OPINION OF COUNSEL FOR BANC ONE CORPORATION AND
BANC ONE ILLINOIS CORPORATION)



_______________, 199_





Mid States Bancshares, Inc.
506 15th Street
Molene, Illinois  61265-2184

Attention:  Chairman


Gentlemen:

I am counsel for BANC ONE CORPORATION, an Ohio corporation and a registered bank holding company ("BANC ONE") and BANC ONE ILLINOIS CORPORATION ("BANC ONE ILLINOIS"), an Illinois corporation, a registered bank holding company and wholly owned subsidiary of BANC ONE, and have acted as counsel for BANC ONE and BANC ONE ILLINOIS in connection with the merger (the "Merger") of MID STATES BANCSHARES, INC. ("MID STATES") and BANC ONE ILLINOIS pursuant to which each of the issued and outstanding shares of MID STATES Common will be converted into shares of BANC ONE Common. Such Merger is to be consummated pursuant to the terms of an Agreement and Plan of Merger dated _____________, 1993 ("Merger Agreement") between MID STATES, BANC ONE ILLINOIS and joined in by BANC ONE. This opinion is furnished to you pursuant to Section 19(c) of the Merger Agreement.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Merger Agreement or the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), respectively. In the event of any inconsistency between the definition of any such term in the Merger Agreement and the Accord, the definition set forth in the Accord shall govern.

This Opinion Letter is governed by, and is to be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

The law covered by the opinions expressed herein is limited solely to the laws of the State of Ohio, except as it relates to the status of BANC ONE ILLINOIS under Illinoislaw, and the Federal Law of the United States generally.

MID STATES BANCSHARES, INC.
__________, 199_


Based upon and subject to the foregoing, I am of the opinion that:

1.  The Merger Agreement is enforceable against BANC ONE.

2.  The Merger Agreement is enforceable against BANC ONE ILLINOIS.

3. Except as set forth in the BANC ONE Disclosure Letter, the execution and delivery by BANC ONE and BANC ONE ILLINOIS of, and the performance by BANC ONE and BANC ONE ILLINOIS of their agreements in, the Merger Agreement do not (a) violate the Constituent Documents of BANC ONE and BANC ONE ILLINOIS; (b) violate applicable provisions of statutory law or regulation;
    (c) breach or otherwise violate any existing obligation of BANC ONE and BANC ONE ILLINOIS under any Court Orders of which I am aware; or (d) breach, or result in a default under, any obligation of BANC ONE or BANC ONE ILLINOIS under an Other Agreement of which I am aware.


I hereby confirm to you, pursuant to the requirements of Section 13(e) of the Merger Agreement, that there are no actions or proceedings against BANC ONE or any of its subsidiaries, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Merger Agreement or (ii) come within the objective standard established in the Merger Agreement for disclosure, except as set forth in the BANC ONE Disclosure Letter.

I have participated in the preparation of the Registration Statement on Form S-4 or other appropriate registration statement form (No._____________) of BANC ONE ("Registration Statement"), and in rendering this opinion have limited my review of the facts concerning the Registration Statement to discussions with and inquiry of Directors, officers and employees of BANC ONE, and Coopers & Lybrand, the independent accountants who examined certain of the financial statements of BANC ONE included in the Registration Statement, and based thereon and subject to the General Qualifications, I am of the opinion that such Registration Statement, and the Prospectus included in the Registration Statement (except as to financial statements, other financial data and any information concerning MID STATES included therein, as to which I express no opinion) at the time the Registration Statement became effective under the Securities Act of 1933 (the "1933 Act") complied as to form in all material respects with the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder.

I confirm that the Registration Statement has become effective under the 1933 Act, and to the best of my Actual Knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act.

MID STATES BANCSHARES, INC.
_________, 1993
Page 3


I have not checked the accuracy or completeness of, or otherwise verified, any statement of fact contained in the Registration Statement and Prospectus.
Based on the participations, discussions and inquiries described above, however, I have no reason to believe that the Registration Statement (except as to financial statements, other financial data and any information concerning MID STATES included therein, as to which no view is expressed) at the time it became effective and as of the date of this letter contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or that the Prospectus (except as to financial statements, other financial data and any information concerning MID STATES included therein, as to which no view is expressed) at such times contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or that since the effective date of the Registration Statement, any event has occurred which should have been set forth in an amendment or supplement to the Registration Statement or the Prospectus which has not been set forth in such an amendment or supplement.

The General Qualifications apply to all of the opinions set forth above.

I am rendering this opinion solely for the benefit of MID STATES in connection with the transactions described in the Merger Agreement. It may not be relied upon by any other person or for any other person.

Very truly yours,


- -------------------------

- -------------------------

                            FIRST AGREEMENT AMENDING
                          AGREEMENT and PLAN OF MERGER

This First Agreement Amending the Agreement and Plan of Merger between Mid States Bancshares, Inc. (hereinafter called "MID STATES") and Banc One Illinois Corporation (hereinafter called "BANC ONE ILLINOIS") and joined in by BANC ONE CORPORATION (hereinafter called "BANC ONE") is dated as of February 22, 1994.


                              W I T N E S S E T H

   WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated as of May 25, 1993 (hereinafter, the "Merger Agreement") providing for the merger of MID STATES into BANC ONE ILLINOIS and the exchange of shares of BANC ONE Common Stock for the shares of MID STATES Common Stock;


   WHEREAS, the MID STATES shareholders meeting has been postponed because the Board of Directors of MID STATES determined not to exercise the "walk-away" right provided in Section 7(c) of the Merger Agreement and chose to proceed in good faith in an attempt to consummate the Merger by undertaking a resolicitation of the MID STATES' shareholders regarding the Merger, during which resolicitation the Board of Directors of MID STATES will inform the shareholders that the Board intends to waive the "walk-away" right and proceed with the Merger provided MID STATES is able to obtain fairness opinions described below and the MID STATES' shareholders approve the Merger on that basis;

   WHEREAS, MID STATES and BANC ONE have agreed to amend the Registration Statement on Form S-4 registering the BANC ONE Common Stock to be issued to the shareholders of MID STATES; and

   WHEREAS, the parties have agreed to modify the Merger Agreement to amend matters related to the registration period, the Valuation Period, the MID STATES shareholder meeting, the Closing date and the payment of certain expenses incurred between January 25, 1994 and the effective date of the Merger of MID STATES and BANC ONE ILLINOIS or the termination of the Merger Agreement, as the case may be.



                             STATEMENT OF AMENDMENT



NOW THEREFORE, the parties hereby agree that the Merger Agreement shall be and is hereby amended to read as follows:

   A. The last sentence of Section 7(c) of the Merger Agreement is amended to read in its entirety as follows:

           The term "Valuation Period" shall mean January 11, 1994 through January 24, 1994.

   B. Section 10(a) of the Merger Agreement is amended to read in its entirety as follows:

       (a) This Merger Agreement and the Plan of Merger shall be submitted to the shareholders of MID STATES for approval at a meeting to be called and held in accordance with applicable law and the Certificate of Incorporation and By-Laws of MID STATES. Such shareholders' meeting will be scheduled to be held approximately 30 days following the later of the mailing by MID STATES of (i) a proxy statement to its shareholders promptly following the effective date of the registration statement (the "Registration Statement") to be filed by BANC ONE with the Securities and

           Exchange Commission (the "SEC") as provided in Section 10(d) or
           (ii) a second Proxy Statement following the effective date of any post-effective amendment to the Registration Statement filed after January 25, 1994 (the "Second Proxy Statement"). MID STATES and BANC ONE will cooperate with each other in order to facilitate the preparation, filing and clearance of the registration statement and the proxy statement under Federal and State securities laws to be used with respect to such shareholders' meeting and the exchange of shares as contemplated by this Merger Agreement.

   C. Section 10(c) of the Merger Agreement is amended to read in its entirety as follows:

       (c) After receipt of the Board's prior approval of BANC ONE's and BANC ONE ILLINOIS' acquisition of MID STATES, after approval of the acquisition by the Illinois Commissioner, and after the approval of the shareholders of MID STATES, as provided in Section 10(a), BANC ONE shall designate the date as of which BANC ONE desires the Merger to become effective and the Effective Time shall occur at the time and on the date so designated, subject to Section 25 of this Merger Agreement. The date designated by BANC ONE as the Effective Date shall be a date as soon as practicable after receipt of the approvals noted above in this Section 10(c); provided, however, that in no event will the date designated by BANC ONE as the Effective Time be sooner than the day of the MID STATES shareholders meeting, nor will the date designated by BANC ONE as the Effective Time be later than 31 days following the MID STATES shareholders meeting.

   D. Section 10(e) of the Merger Agreement is amended to read in its entirety as follows:

       (e) BANC ONE and/or BANC ONE ILLINOIS will assume and pay all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by BANC ONE shall include (i) all legal and other expenses and taxes incurred by BANC ONE incident to the consummation of the Merger contemplated by this Merger Agreement, (ii) all legal and other expenses incurred by BANC ONE incident to the preparation and filing of the applications to the Board, the Illinois Commissioner, and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by this Merger Agreement, and (iii) all legal and other expenses, if any, incurred in connection with the registration of BANC ONE Common under the Federal and State securities laws. Except as noted below, the expenses to be assumed and paid by BANC ONE and/or BANC ONE ILLINOIS shall not include any legal or other expenses incurred by MID STATES in the negotiation of the Merger, the examination or review of documents for its own benefit, in connection with its own corporate proceedings or to any investment banker or advisor for services rendered on its behalf. BANC ONE will pay the expenses of reproducing any proxy statement mailed to MID STATES' shareholders, including any printing costs associated with the mailing of the Second Proxy Statement. Prior to January 25, 1994, MID STATES shall be responsible for its legal and accounting fees incurred with any proxy statement mailed to its shareholders, including the expenses and fees to Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") with respect to any opinion expressed with respect to the fairness of the Merger from a financial point of view and/or the Exchange Rate to the holders of MID STATES Common (the "DLJ Fairness Opinion"). From January 25, 1994 through the earlier of the closing or termination of this Merger Agreement, whether or not the Merger is consummated, BANC ONE and MID STATES shall each be responsible for one-half of the legal and accounting fees incurred by MID STATES in connection with the transactions contemplated by this Agreement, the closing and Second Proxy Statement, the expenses and fees to DLJ with respect to any DLJ Fairness Opinion issued after January 25, 1994 and the expenses and fees to The Chicago Corporation ("TCC") with respect to any opinion expressed with respect to the fairness of the Merger from a financial point of view and/or the Exchange Rate to the holders of

           MID STATES Common (the "TCC Fairness Opinion"). Any fees and expenses assumed and paid by BANC ONE and/or BANC ONE ILLINOIS pursuant to this Section 10(e), whether directly or indirectly incurred, shall not reduce or otherwise effect the Exchange Rate.

   E. Subsection (x) of Section 15(h) of the Merger Agreement is amended to read in its entirety as follows:

           (x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Merger Agreement and including a contract with TCC regarding the issuance of the TCC Fairness Opinion.

   F. Section 15(l) of the Merger Agreement is amended to read in its entirety as follows:

           MID STATES has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby except for fees to DLJ to be determined in accordance with the terms of that certain engagement letter dated November 6, 1992 annexed as an exhibit to the MID STATES Disclosure Letter and any fees to DLJ and TCC after January 25, 1994 for the issuance of a second DLJ Fairness Opinion and a TCC Fairness Opinion.

   G. Section 19(f) of the Merger Agreement is amended to read in its entirety as follows:

           MID STATES shall have received opinions from DLJ and TCC dated as of a date not later than the date of the Second Proxy Statement, to the effect that, in the opinion of such firms, the financial consideration to be received as a result of the Merger is fair from a financial point of view to the holders of MID STATES Common and such opinions shall not have been withdrawn prior to the Effective Time.

   H. Section 20(b) of the Merger Agreement is amended to read in its entirety as follows:

           The registration statement, including any post-effective amendment required to be filed by BANC ONE pursuant to Section 10(d) of this Merger Agreement, shall have become effective by an order of the SEC, the shares of BANC ONE Common to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the registration statement, and no proceeding by the SEC shall have been commenced, pending or overtly threatened for such purpose and the BANC ONE Common to be issued in the Merger will be authorized for trading on the NYSE.

   I. The first paragraph of Section 25(e) of the Merger Agreement is amended to read in its entirety as follows:

           MID STATES, by action of its Board of Directors, may elect to terminate this Merger Agreement, whether before or after approval of the Merger by the shareholders of MID STATES, by giving three (3) days written notice of such election to BANC ONE at any time after the date of this Amendment. Such election shall be based on the MID STATES' Board of Directors conclusion that the termination of the Merger is in the best interests of MID STATES because of (a) an inability to obtain fairness opinions or any other cause that precludes the timely holding of the MID STATES' shareholders' meeting necessary to approve the Merger or (b) the reasonable probability that any other condition to MID STATES' obligation to consummate the Merger cannot be timely satisfied.

   J. The last sentence of Section 25(g) of the Merger Agreement is amended to read in its entirety as follows:

           If the Merger is not consummated as the result of termination of this Merger Agreement caused otherwise than by willful breach of a party hereto, BANC ONE, BANC ONE ILLINOIS and MID STATES each shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Merger Agreement, the respective shareholders' meetings and actions of the parties and all other acts incidental to, contemplated by or in pursuance of the transactions contemplated by this Merger Agreement, including fees and expenses of their respective counsel, accountants and other experts and advisors, except as noted in Section 10(e).


Except as amended by this Agreement, the Merger Agreement and the exhibits thereto remain in full force and effect without alteration or change.

IN WITNESS WHEREOF, the parties hereto have set their hands on the date and in the year first above written.

                                           BANC ONE CORPORATION
ATTEST:

                                           By: /s/ Roman J. Gerber
/s/ Charles F. Andrews                         --------------------------
- --------------------------                     Roman J. Gerber
Charles F. Andrews                             Executive Vice President
Assistant Secretary

                                           MID STATES BANCSHARES, INC.
ATTEST:

                                           By: /s/ Thomas H. Robinson
/s/ G. H. Clausen                              --------------------------
- --------------------------                     Thomas H. Robinson
Secretary                                      President and Chief Executive
                                               Officer

ATTEST:                                    BANC ONE ILLINOIS CORPORATION

                                           By: /s/ Willard Bunn III
/s/ Thomas Cartwright                          --------------------------
- --------------------------                     Willard Bunn III
Secretary                                      Chairman

                           SECOND AGREEMENT AMENDING
                          AGREEMENT and PLAN OF MERGER


This Second Agreement Amending the Agreement and Plan of Merger between Mid States Bancshares, Inc. (hereinafter called "MID STATES") and Banc One Illinois Corporation (hereinafter called "BANC ONE ILLINOIS") and joined in by BANC ONE CORPORATION (hereinafter called "BANC ONE") is dated as of March 25, 1994.

                              W I T N E S S E T H

   WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated as of May 25, 1993 as amended by a First Agreement Amending Agreement and Plan of Merger dated as of February 22, 1994 (hereinafter, the "Merger Agreement") providing for the merger of MID STATES into BANC ONE ILLINOIS and the exchange of shares of BANC ONE Common Stock for the shares of MID STATES Common Stock;

   WHEREAS, the parties have agreed to modify the Merger Agreement to amend matters related to the total number of shares of BANC ONE CORPORATION Common Stock to be exchanged for all of the shares of MID STATES Common Stock, the number of shares of BANC ONE CORPORATION Common Stock into which each shares of MID STATES Common Stock will be exchanged, and extend the date after which MID STATES or BANC ONE may terminate the Merger Agreement if the transaction has not then been consummated.

                             STATEMENT OF AMENDMENT

NOW THEREFORE, the parties hereby agree that the Merger Agreement shall be and is hereby amended to read as follows:

A. The last sentence of the fourth paragraph following WITNESSETH is amended to read in its entirety as follows:

         Except as may be required upon application of Section 7(e) of this Merger Agreement, BANC ONE will issue not more than 908,822 shares of BANC ONE Common in connection with the transactions contemplated by this Merger Agreement.

B. Section 7(a)(i) of the Merger Agreement is amended to read in its entirety as follows:

   (i) Each of the not more than 311,560 shares of MID STATES Common that shall be issued and outstanding immediately prior to the Effective Time (excluding any shares held by MID STATES as treasury shares) shall thereupon and without further action be converted into 2.917 shares of BANC ONE Common, subject, however, to (A) the anti-dilution provisions of Sections 7(e) of this Merger Agreement and (B) provisions set forth in Section 7(c) herein relative to fractional shares (the "Exchange Rate").

C. Section 7(e) of the Merger Agreement is amended to read in its entirety as follows:

   (e) Except for the 5 for 4 share stock split paid on BANC ONE Common on August 31, 1993 and the 10% stock dividend paid on BANC ONE Common Stock on March 4, 1994, both of which distributions have been taken into account herein, if prior to the Effective Time BANC ONE or MID STATES shall (i) declare a stock dividend upon or subdivide, split up, reclassify or combine its shares of common stock; or (ii) declare a dividend or make a distribution on its common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made in the Exchange Rate.

D. Section 25(b)(iii) of the Merger Agreement is amended to read in its entirety as follows:

   (iii) If the Merger shall not have been consummated on or before July 1, 1994.

E. Section 2(a)(i) of Exhibit B to the Merger Agreement is amended to read in its entirety as follows:

   (i) Each of the not more than 311,560 shares of MID STATES Common that shall be issued and outstanding immediately prior to the Effective Time (excluding any shares held by MID STATES as treasury shares) shall thereupon and without further action be converted into 2.917 shares of BANC ONE Common, subject, however, to (A) the anti-dilution provisions of Section 2(d) of this Merger Agreement and (B) provisions hereinafter contained relative to fractional shares (the "Exchange Rate").

F. The last sentence of Section 2(c) of Exhibit B to the Merger Agreement is amended to read in its entirety as follows:

         The term "Valuation Period" shall mean January 11, 1994 through January 24, 1994.

G. Section 2(d) of Exhibit B to the Merger Agreement is amended to read in its entirety as follows:

   (d) If prior to the Effective Time, (i) MID STATES shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine MID STATES Common or declare a dividend or make a distribution on MID STATES Common in any security convertible into MID STATES Common, or (ii) except for the 5 for 4 share stock split paid on BANC ONE Common on August 31, 1993 and the 10% stock dividend paid on BANC ONE Common Stock on March 4, 1994, both of which distributions have been taken into account herein, BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine BANC ONE Common or declare a dividend or make a distribution on BANC ONE Common in any security convertible into BANC ONE Common, appropriate adjustment or adjustments will be made in the Exchange Rate.


Except as amended by this Agreement, the Merger Agreement and the exhibits thereto remain in full force and effect without alteration or change.

IN WITNESS WHEREOF, the parties hereto have set their hands on the date and in the year first above written.

                                           BANC ONE CORPORATION
ATTEST:

                                           By: /s/ Roman J. Gerber
/s/ Charles F. Andrews                         --------------------------
- --------------------------                     Roman J. Gerber
Charles F. Andrews                             Executive Vice President
Assistant Secretary



                                           MID STATES BANCSHARES, INC.
ATTEST:

                                           By: /s/ Thomas H. Robinson
/s/ Gregory J. Kistler                         --------------------------
- --------------------------                     Thomas H. Robinson
Assistant                                      President and Chief Executive
Secretary                                      Officer


                                           BANC ONE ILLINOIS CORPORATION
ATTEST:

                                           By: /s/ Willard Bunn III
/s/ Thomas Cartwright                          --------------------------
- --------------------------                     Willard Bunn III
Secretary                                      Chairman